As filed with the Securities and Exchange Commission on February 4, 1999
                                                Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                 -------------

                                    Form S-1
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                                ----------------

                              foreignTV.com, Inc.
             (Exact name of registrant as specified in its charter)


    Delaware                          4899                      13-4037641
(State or other                  (Primary Standard           (I.R.S. Employer
jurisdiction of                  Industrial                   Identification
incorporation                    Classification Code)         Number)
or organization)


                         162 Fifth Avenue, Suite 1005A
                            New York, New York 10010
                                 (212) 206-1121
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ----------------

                    JONATHAN BRAUN, Chief Executive Officer
                              foreignTV.com, Inc.
                         162 Fifth Avenue, Suite 1005A
                            New York, New York 10010
                                 (212) 206-1121
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ----------------

                                   Copies to:

  IRA I. ROXLAND, ESQ.
COOPERMAN LEVITT WINIKOFF                                 LAW OFFICES OF
  LESTER & NEWMAN, P.C.                              VICTOR EDWIN STEWART, ESQ.
    800 Third Avenue                                  269 South Irving Street
New York, New York  10022                            Ridgewood, New Jersey 07450
       (212) 688-7000                                      (201) 445-3661
  Fax: (212) 755-2839                                 Fax: (201) 445-5301

                                ----------------

        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE



            Title of each class of               Amount to be    Proposed maximum      Proposed maximum       Amount of
         securities to be registered              registered      offering price      aggregate offering    registration
                                                                    per unit(1)            price(1)              fee
------------------------------------------------------------------------------------------------------------------------
Units, consisting of one share of Common
Stock, $.01  par value, and one Warrant to
purchase one share of Common Stock(2)           1,700,000 uts.             $6.00            $10,200,000        $2,835.60
------------------------------------------------------------------------------------------------------------------------

Underwriter's Unit Purchase Option                170,000 opts.              -                 Nominal            (2)
------------------------------------------------------------------------------------------------------------------------

Units, issuable upon exercise of the
Underwriter's Unit Purchase Option,
consisting of one share of Common Stock,
$.01 par value, and one Warrant to purchase
one share of Common Stock(4)                      170,000 uts.             $6.60            $ 1,122,000        $  311.92
------------------------------------------------------------------------------------------------------------------------

Common Stock(3)(4)                              1,870,000 shs.             $9.00            $16,830,000        $4,678.74
------------------------------------------------------------------------------------------------------------------------

Total                                                                                       $28,152,000        $7,826.26
------------------------------------------------------------------------------------------------------------------------


--------------
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
(2)  No fee pursuant to Rule 457(g).
(3)  Issuable upon exercise of Warrants.
(4) Includes such presently indeterminate number of additional shares of Common Stock as may be issued pursuant to the anti-dilution provisions of the Warrants or the Underwriter's Unit Purchase Option.

                        ________________________________


     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECOMES EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES NOR DOES IT SEEK OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.
                            -----------------------

                             Subject to Completion
                 Preliminary Prospectus dated February 4, 1999

PROSPECTUS

                              foreignTV.com, Inc.

                               ------------------

This is an initial public offering of our securities. Westminster Securities Corporation, our underwriter, acting as our exclusive agent, is offering for sale a minimum of 850,000 units and a maximum of 1,700,000 units. The Underwriter has agreed to exert its best efforts to sell the units on our behalf, but has not committed to purchase any of the units for itself.

Each unit consists of:

          .    one share of common stock, and
          .    one warrant, which
               .    entitles the holder to purchase one share of common stock at
                    a price of $9.00 at any time through       , 2002.
               .    may be redeemed by us, under certain circumstances, at
                    $0.05 per warrant at any time prior to its expiration.

                               -----------------

Investing in Our Securities Involves Certain Risks. Please Read the Risk Factors Beginning on Page 8 Before Making a Decision to Invest in Our Securities.

                               -----------------

The Underwriter will deposit all investor funds in an escrow account that will be established at CitiBank, N.A., 153 East 53rd Street, New York, New York 10043.

     .    If the Underwriter cannot sell at least 850,000 units by        ,
1999, unless extended to        , 1999, this offering will be terminated and all
investor funds in the CitiBank escrow account will be promptly returned to investors, with interest.

     .    If the Underwriter is able to sell at least 850,000 units by      ,
1999 (or by       , 1999 if extended), we will receive all investor funds in the
CitiBank escrow account, less the underwriter's commissions and expense reimbursements, and this offering will continue as to the remaining units until ____, 1999.
                           -------------------

Neither the Securities and Exchange Commission nor any state securities Commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It is illegal for any person to tell you otherwise.

                           -------------------

                                Per Unit               Total
                                --------       -------------------------
                                                Minimum       Maximum
                                                -------       -------

Public Offering Price            $6.00         $5,100,000    $10,200,000
Underwriting Commissions         $ .54         $  459,000    $   918,000
Proceeds, before expenses,
  to foreignTV.com               $5.46         $4,641,000    $ 9,282,000

                           -------------------

We intend to have our units, common stock and warrants quoted on the OTC Bulletin Board under the symbols FNTV, FNTVW and FNTVU. If all or a substantial part of the units are sold in this offering, we will seek to list the units, common stock and warrants on The NASDAQ SmallCap Market.

                               ------------------

                       WESTMINSTER SECURITIES CORPORATION

                                --------------

                                    , 1999

This prospectus contains certain forward-looking statements and information relating to foreignTV.com, Inc. We intend to identify foward-looking statements in this prospectus using words such as "believes, "intends" "expects" "predicts" "may, "will," "should," "contemplates," "anticipates" or similar statements.

     These statements are based on our beliefs as well as assumptions we made using information currently available to us. Because these statements reflect our current views concerning future events, these statements involve certain risks, uncertainties and assumptions. Actual future results may differ significantly from the results discussed in the forward-looking statements. Some, but not all, of the factors that may cause such a difference include those discussed in the Risk Factors section beginning on page 8 of this prospectus.

                                ---------------

                                    SUMMARY


     The following summary highlights selected information from this prospectus and may not contain all the information that is important to you. To understand our proposed business and this offering fully, you should read this entire prospectus carefully, including the financial statements and related notes beginning on page F-1.

                         foreignTV.com, Inc.

Our Proposed Business
---------------------

     We aim to become a leading Internet broadcaster, initially specializing in the origination of compelling foreign content, which we believe is not currently available in a similar format on the Internet. We propose to develop a network of Internet web sites, utilizing geographic location-specific domain names that we have licensed for our exclusive use, for an initial term of 25 years. Each site on our proposed foreignTV.com network, which will be accessible either directly by its own domain name or through a link on the foreignTV.com home page, will offer original programming, in English, about local events, news, politics, entertainment, business and culture, with a strong human interest appeal to provide viewers with a sense of what it is like to not only visit but actually live and work in that particular location. Each site will have its own content bureau, which will employ reporters, anchors and producers who will develop and produce the content for that site. Ultimately, we intend to create additional channels for locations in the United States and for special interest programming.

     Our programming will be viewable on the Internet by means of currently available streaming video technology, which allows a viewer to watch live or on-demand programming without the time consuming task of downloading content from a web site to the viewer's computer hard drive. As streaming technology is perfected, we anticipate that watching a program on the foreignTV.com network will be similar to watching a program on network or cable television. We will not own the broadcasting technology used to transmit our content over the Internet. Rather, we intend to license such technology from streaming media broadcast hosts, and to contract with Internet service providers for network support.

     We expect to offer a comprehensive, informative and entertaining experience. A visitor to our proposed parisTV.com site, for instance, may view an exclusive video news report about current events in Paris, produced in Paris but in English and from an American-style human interest angle; watch an interview with a local personality; go on a video tour of the streets of Paris; preview an award-winning French film; or buy the latest novel or non-fiction book about Paris, sample and purchase French music or make airline, hotel, and restaurant reservations through e-commerce tie-ins.

Our Concept
-----------

     We will attempt to attract viewers to our foreignTV.com web sites by offering original programming that we believe a viewer presently cannot find through other sources due to the American media's trend towards featuring local news to the exclusion of "non-sensational" foreign news. Additionally, we believe that viewers will be attracted to foreignTV.com because of our niche programming (the concept that viewers prefer channels that offer a particular subject matter as opposed to being grouped into one-size-fits-all categories) and our human interest approach to the subject matter, which will further differentiate us from conventional news and travel sites.

     We intend to offer access to the foreignTV.com network and its programming free of charge to viewers. Our intention is to derive revenues from selling advertising space on our web sites using targeted marketing efforts. We also intend to obtain commission revenues from e-commerce tie-ins.

     We are still in the planning stages of our development and have not as of yet created any of the content to be offered on the foreignTV.com network or established any of our contemplated network sites. We intend to establish, develop and operate two foreignTV.com network sites - for locations in London, England and in Paris, France - if the minimum number of units that we are offering are sold, and an additional two sites - which we anticipate will be for locations in Berlin, Germany and in Tokyo, Japan - if all of the units that we are offering are sold.

Our History
-----------

     We were incorporated in Delaware on November 12, 1998. Our offices are located at 162 Fifth Avenue, Suite 1005A, New York, New York 10010, and our telephone number is (212) 206-1121. Our Internet site can be accessed at "http://www.foreigntv.com."


                                  The Offering

Securities offered            1,700,000 units, at $6.00 per unit, each unit
                              consisting of one share of common stock and one warrant to purchase one share of common stock.

Common stock outstanding      8,300,000 shares
  prior to this offering

Common stock to be
  outstanding after           9,150,000 shares (minimum)
  this offering(1)            10,000,000 shares (maximum)

Warrants:
  Number to be
  outstanding after           850,000 warrants (minimum)
  this offering(1)            1,700,000 warrants (maximum)

  Exercise price              The exercise price of each warrant is $9.00 per
                              share, subject to adjustment in certain
                              circumstances.

  Exercise period             The warrants will be exercisable at any time,
                              until they expire on    , 2002.

  Redemption                  We may redeem the outstanding warrants in whole or
                              in part, at any time upon at least 30 days prior written notice to the registered holders, at a price of $.05 per warrant, provided that the closing bid price of the common stock was at least
                              $12.00 for the 20 consecutive trading days ending on the third business day prior to our giving notice of redemption to the warrantholders, and provided there is then a current registration statement in place for the shares underlying the warrants.

Proposed OTC Bulletin
   Board Symbols for
   common stock,              FNTV
   warrants                   FNTVW
   and units                  FNTVU

Proposed Nasdaq
   Small-Cap Market(2)
   Symbols for
   common stock,              FNTV
   warrants                   FNTVW
   and units                  FNTVU


----------

(1) We have reserved additional shares of our common stock for issuance upon the occurrence of the following:
     . 1,700,000 shares upon exercises of the maximum number of warrants included in the units.
     .    170,000 shares upon exercise of the Underwriter's unit warrants.
     . 170,000 shares upon exercises of the warrants included in the Underwriter's units.
     . 400,000 shares upon exercises of options available for grant under our Stock Option Plan.
(2) If we sell all or a substantial number of the units, we will seek to list the units, common stock and warrants on The Nasdaq Small-Cap Market, although we cannot assure investors that we will achieve such listing.


                         Summary Financial Information

     The following data have been derived from our financial statements and should be read in conjunction with those statements, which are included in this prospectus. The "As Adjusted" financial information gives effect to the sale of both the minimum and maximum number of units as if such sale had occurred at December 31, 1998.

                                                        December 31,1998
                                              --------------------------------
                                                Actual(1)      As Adjusted(1)
                                              -----------    -----------------
                                                             Minimum   Maximum
                                                             -------   -------

Balance Sheet Data:
     Total assets                             $83,000      $4,622,000 $9,161,000
     Total liabilities                        $  -         $   -      $    -
     Stockholders' equity                     $83,000      $4,622,000 $9,161,000

----------------
(1) Assumes our receipt as of December 31, 1998 of the proceeds from our sale in January 1999 of 8,300,000 shares of our common stock at a price of $.01 per share, or an aggregate of $83,000.

                                  RISK FACTORS

     An investment in our securities involves certain risks. To understand these risks and to evaluate an investment in our securities, you should read this entire prospectus, including the following risk factors.


WE DO NOT HAVE ANY OPERATING HISTORY, AND WE EXPECT TO INCUR SIGNIFICANT LOSSES FOR THE FORESEEABLE FUTURE

     We are a newly formed company with no operating history. Our prospects must be considered in light of the risks, uncertainties, expenses and difficulties encountered by companies in their early stages of development, particularly those in new and rapidly evolving markets such as the market for Internet content. To achieve and sustain profitability, we believe that we must, among other things:

     . provide compelling and unique content that is attractive to Internet users.

     . establish and maintain relationships with Internet service providers, streaming video broadcast hosts, advertisers and e-commerce businesses.

     .    respond to competitive developments.

     .    attract, retain and motivate qualified personnel.

We can offer no assurance to investors that we can successfully address these factors, and the possibility that we may fail to do so makes the prediction of future operating results difficult, if not impossible. We expect to incur significant losses on both a quarterly and an annual basis for the foreseeable future. Consequently, for these and other reasons, we cannot assure investors that we will ever achieve profitability.


WE CANNOT ASSURE PUBLIC ACCEPTANCE OF OUR PROPOSED SERVICES

     We intend to fill a void created by what we believe to be the growing trend of traditional news broadcasters to focus on domestic news at the expense of "non-sensational" international news by creating a network of Internet sites reporting and broadcasting local news, politics, culture and lifestyles of prominent cities throughout the world.

     Our success in attracting viewers to our network will depend on, among other things, the following:

          . our ability to differentiate our services from traditional news sources.

          .    our ability to create compelling content.

          .    our ability to market the foreignTV.com brand name.

          . the reliability of our services and the technology to view streaming video.

We cannot assure investors that our business concept will prove to be attractive to viewers. Additionally, the Internet is rapidly evolving and we are not able to assure investors that a new market entrant with a similar format may not compete with foreignTV.com in the foreseeable future or a new technology will not evolve that will render streaming technology obsolete.


WE CANNOT ASSURE BROAD PUBLIC ACCEPTANCE OF STREAMING TECHNOLOGY

     Our success will depend upon market acceptance of streaming technology. Without such technology, viewers of our proposed on-demand programming would not be able to initiate its playback until such programming was downloaded in its entirety, resulting in significant waiting times. The acceptance of streaming technology is dependant on a number of factors, including but not limited to the following:

          . Market acceptance of streaming players such as RealNetworks, Inc.'s RealPlayer(R) and the Microsoft Corporation's Windows Media Player(TM) (formerly Netshow(R)).

          .    Increased bandwidth capacity.

          . Technical expertise of Internet users to download and operate streaming players.

          . Reconfiguring older web browsers to handle the inclusion of streaming players.

Early streaming technology suffered from poor audio quality, and current video streaming at 28.8 kbps (thousands of bits per second) is of lower quality than conventional media broadcasts. Widespread adoption of streaming media technology depends on improving audio and video quality. In addition, congestion over the Internet may interrupt audio and video streams, resulting in user dissatisfaction. Our prospects will be adversely affected if streaming media technology fails to achieve or maintain broad acceptance.


WE WILL DEPEND UPON THE ACCEPTANCE OF THE INTERNET AS AN ADVERTISING MEDIUM

     We anticipate deriving revenues from the sale of advertisements on our network. The market for Internet advertising has only recently begun to develop, is rapidly evolving and is characterized by an increasing number of market entrants. As is typical in a new and rapidly evolving industry, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty. Our ability to generate advertising revenue will depend upon a number of factors, including:

     .  the development of the Internet as an advertising medium.

     .  pricing of advertising on other Web sites.

     .  the amount of traffic on our proposed Web site.

     . our ability to demonstrate user demographic characteristics that are attractive to advertisers.

     .  the establishment of desirable advertising agency relationships.

Most potential advertisers and their advertising agencies have limited experience with the use of the Internet as an advertising medium and have not devoted a significant portion of their advertising expenditures to Web-based advertising. Furthermore, standards have as yet been widely accepted for the measurement of the effectiveness of Web-based advertising. Acceptance of the Internet among advertisers and advertising agencies will also depend, to a large extent, on the level of Internet use by consumers and upon growth in the commercial use of the Internet. Because global commerce and the on-line exchange of information is new and evolving, we are unable to predict with any assurance whether the Internet will prove to be a viable commercial marketplace in the long term. Our prospective revenues would be adversely affected if widespread commercial use of the Internet does not develop or is substantially delayed, or if the Internet does not develop as an effective and measurable advertising medium.


WE WILL DEPEND UPON THE ACCEPTANCE OF THE INTERNET AS A COMMERCIAL AND RETAIL MEDIUM

     Besides advertising, our only other intended source of revenue is from e-commerce tie-ins. We intend to enter into agreements with e-commerce businesses in which we would provide direct links to their respective web sites in exchange for commissions upon all service or product sales to persons who "click through" (i.e., access) such web sites from the foreignTV.com network.

     E-commerce has only recently begun to develop and is rapidly evolving. As is typical in a new and rapidly evolving industry, demand and market acceptance for recently introduced services and products are subject to a high level of uncertainty. Consumer satisfaction from shopping over the Internet has been mixed and we cannot assure investors that e-commerce will continue to grow. Our ability to derive revenues from arrangements with e-commerce businesses depend upon a number of factors, including:

     . Acceptance by the general public of the Internet as a convenient and safe shopping forum.

     .  The offer of quality products at competitive process.

     . Our ability to attract viewers and direct such viewers to our e-commerce business tie-ins.


WE WILL DEPEND ON PROVIDERS OF STREAMING TECHNOLOGY

     We do not intend to develop our own streaming technology. Instead, we intend to license such technology from companies such as RealNetworks, Inc. or the Microsoft Corporation to deliver our proposed content over the Internet. We believe that we will be able to license such technology at competitive rates. However, we cannot assure investors that we will be able to do so. At present, prospective viewers can download streaming software off the Internet, in most instances at no charge. We cannot assure investors that streaming software will continue to be made available to the public free of charge. If users are charged to acquire streaming software, streaming technology may not be widely accepted by Internet users.

WE WILL DEPEND ON THE INTERNET INFRASTRUCTURE

     Our success will depend in large part upon the development and maintenance of the Internet infrastructure, such as a reliable network with the necessary speed, data capacity and security, or timely development of complementary products such as high speed modems, for providing reliable Internet access and services. The Internet has experienced, and is expected to continue to experience significant growth in the number of users, amount of traffic and capacity requirements due to the wider acceptance of streaming technology by Internet users, frequency of use or increased bandwidth requirements of users. To the extent that the Internet continues to experience such growth, we cannot assure investors that the Internet infrastructure will continue to be able to support the demands placed on it or that its performance or reliability will not be adversely affected. Furthermore, the Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, including those resulting from the inability of certain computers or software to distinguish dates in the 21/st/ century from those in the 20/th/ century. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols of use to handle increased levels of activity or due to increased governmental regulation.


WE WILL DEPEND ON TELECOMMUNICATIONS CARRIERS

     We will have to rely on local and long-distance telecommunications companies to provide us with data communications capacity. These providers may experience service disruptions or have limited capacity, which could disrupt our provision of streaming video content to our subscribers. We may not be able to replace or supplement these services on a timely basis, if at all. In addition, because we must rely on third-party telecommunications services providers for our connection to the Internet, we may not be able to control decisions regarding the availability of, or our access to, services at any particular time.


WE WILL DEPEND ON OUR KEY PERSONNEL

     Our success will depend to a large degree upon the efforts of our management, our technical and marketing personnel and the reporter/anchors who will be staffing our content bureaus. Our success will also depend on our ability to attract and retain additional qualified management, technical and marketing personnel and reporter/anchors. Hiring employees with the combination of skills and attributes required to carry out our strategy is extremely competitive. We do not have "key person" life insurance policies upon any of our officers or other personnel. Our loss of the services of key personnel, particularly either or both of Jonathan Braun, our Vice Chairman and Chief Executive Officer, and our President, Albert T. Primo, or our inability to attract qualified replacements, could adversely affect our prospective growth.


WE WILL COMPETE WITH NUMEROUS LARGER AND WELL-FINANCED COMPANIES

     The market for Internet broadcasting is highly competitive and we expect that such competition will continue to intensify. We will compete with:

     . other Web sites, Internet portals and Internet broadcasters that provide content to attract users.

     . on-line services, other Web site operators and advertising networks, as well as traditional media such as television, radio and print, for a share of advertisers' total advertising budgets.

     . traditional media such as television, radio and print with international content.

     We will compete against a variety of businesses that provide content through one or more mediums, such as print, radio, television, cable television and the Internet. Traditional media companies have not established a significant streaming media presence on the Internet and may expend resources to establish a more significant presence in the future. To compete successfully, we will have to provide sufficiently compelling and popular content to generate users and support advertising intended to reach such users. We believe that the principal competitive factors in attracting Internet users include the quality of service and the relevance, timeliness, depth and breadth of content and services offered.

     We expect competition from on-line services, other Web site operators and advertising networks, as well as traditional media such as television, radio and print for a share of advertisers' total advertising budgets. We believe that the principal competitive factors for attracting advertisers include:

     .    the number of users accessing our Web sites.

     .    the demographics of our users.

     . our ability to deliver focused advertising and interactivity through our Web sites.

     . the overall cost-effectiveness and value of advertising on our network.

     There is intense competition for the sale of advertising on high-traffic Web sites, which has resulted in a wide range of rates quoted by different vendors for a variety of advertising services, making it difficult to project levels of Internet advertising that will be realized generally or by any specific company. Any competition for advertisers among present and future Web sites, as well as competition with other traditional media for advertising placements, could result in significant price competition.

     We also expect to compete for traditional media advertising sales with national radio and television networks, as well as local radio and television stations. Initially, local radio and television content providers and national radio and television networks in virtually all instances will have larger and more established sales organizations than us. These companies will also have greater name recognition and more established relationships with advertisers and advertising agencies than us. Such competitors may be able to undertake more extensive marketing campaigns, obtain a more attractive inventory of ad spots, adopt more aggressive pricing policies and devote substantially more resources to selling advertising inventory.


WE CANNOT PREDICT OUR FUTURE REVENUES

     We intend to derive substantially all of our revenue from the sale of advertising and from commissions paid upon e-commerce sales initiated by click-throughs from viewers of the foreignTV.com network. We do not expect to be able to attract advertisers or derive e-commerce commissions until our proposed foreignTV.com network attracts a substantial amount of viewers. We cannot assure investors that our proposed programming content will attract and retain a sufficient number of advertisers or produce a sufficient level of e-commerce end-sales that will generate meaningful revenues. Our expense levels may prove to be greater than our revenue expectations. Our potential revenues also may be affected by external factors, such as:

     .  lack of advertisers or e-commerce businesses on the Internet in general.

     .  more Internet sites competing for advertisers' dollars.

     . pricing changes for Internet advertisements as the medium becomes more competitive.

     . the lack of user traffic on the foreignTV.com network or the Internet in general.

     . acceptance by the general public of the Internet as a convenient and safe shopping forum.

     . the offer by e-commerce businesses of quality services and products at competitive prices to attract shoppers on-line.

     . our ability to direct viewers to click through to specific e-commerce businesses' web sites.

     .  technical difficulties with respect to the use of streaming technology.

     . the failure of streaming technology to advance enough to make streaming video pleasurable to watch by ordinary household viewers.


WE WILL BE EXPOSED TO RISKS ASSOCIATED
WITH INTERNATIONAL OPERATIONS

     We intend to establish and operate content bureaus in foreign countries which will produce and supply original content programming for the foreignTV.com network. Opening a bureau and managing operations in a foreign country entails significant expenditures and some knowledge of the country's national and local laws, including tax and labor laws. Only two of our executive officers have any experience in conducting business operations in foreign countries, and such experience is not directly related to our proposed foreign activities. Furthermore, there are certain risks inherent in conducting business internationally, including, among others, regulatory requirements, legal uncertainty regarding liability, difficulties in staffing and managing foreign operations, longer payment cycles, different accounting practices, currency exchange rate fluctuations, tariffs and other trade barriers, political instability and potentially adverse tax consequences, any of which could adversely affect our growth opportunities.

       Furthermore, we intend to hire English-speaking, experienced employees to create the content in each location in which we develop a web site. We cannot assure investors that we will be able to attract and retain such employees.


OUR INTELLECTUAL PROPERTY
PROTECTION MAY BE INEFFECTUAL

     We regard our copyrights, trade secrets and similar intellectual property as significant to our growth and success. We rely upon a combination of copyright and trademark laws, trade secret protection, confidentiality and non-disclosure agreements and contractual provisions with our employees and with third parties to establish and protect our proprietary rights. We have applied for federal trademark protection for "foreignTV.com" and intend to apply for federal trademark protection for all domain names used in the foreignTV.com network. Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in Internet-related industries are uncertain and still evolving. We are unable to assure investors as to the future viability or value of any of our proprietary rights or those of other companies within the industry. We are also unable to assure investors that the steps taken by us to protect our proprietary rights will be adequate. Furthermore, we can give no assurance that our proposed business activities will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against us.


WE WILL NEED SIGNIFICANT
ADDITIONAL FINANCING

     Even if we are able to sell all of the units, the net proceeds will be insufficient to enable us to develop, establish and operate a broadcast network of more than four foreignTV.com web sites. We will require substantial additional financing in order to seek to expand our network beyond these initial sites, and to become a meaningful competitor in the Internet broadcast industry. We have no current arrangements with respect to, or sources of, additional financing and there can be no assurance that any such financing will be available to us on commercially reasonable terms, or at all. Moreover, if we raise this additional capital through borrowing or other debt financing, we would incur substantial interest expense. Sales of additional equity securities will dilute on a pro rata basis, the percentage ownership of all holders of common stock. Any inability to obtain additional financing will materially adversely affect us, including possibly requiring us to significantly curtail operations.


OUR INITIAL PROGRAMMING WILL BE LIMITED

     We intend to create original programming that will be produced by local content bureaus in each location in which we establish a Web site. We expect to have limited resources for the foreseeable future to produce original programming. The lack of original programming, with a consequent inability to attract and maintain a significant viewer base, could adversely affect our prospects.


WE WILL BE SUBJECT TO RAPID TECHNOLOGICAL CHANGE

     The market for Internet broadcast services is characterized by rapid technological developments, frequent new product introductions and evolving industry standards. Changes in network infrastructure, transmission and content delivery methods and the emergence of new broadband access technologies or advances in streaming and compression technologies could dramatically change the structure and competitive dynamic of the market for streaming media. We cannot give assurance to our investors that we will be able to respond, either cost effectively or sufficiently, to these or similar developments.


WE MAY HAVE LIABILITY FOR INTERNET CONTENT

     It is possible that we could be subject to claims under both United States and foreign law for defamation, libel, invasion of privacy, negligence, copyright or trademark infringement, or other theories based on the nature and content of materials that we disseminate over the Internet. Although we intend to acquire and maintain general liability insurance, it is possible that such insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liabilities that may be imposed upon us. If we incur any liability in excess of our insurance coverage, our proposed business and operating results may be adversely affected.

CONSEQUENCES OF POSSIBLE GOVERNMENT
REGULATION OF THE INTERNET

     Although there are currently few laws and regulations directly applicable to the Internet, it is likely that new laws and regulations will be adopted in the United States and elsewhere covering issues as music licensing, copyrights, privacy, pricing, sales taxes and characteristics and quality of Internet services. The adoption of restrictive laws and regulations could slow Internet growth or its use as a commercial or advertising medium.


OUR SECURITY MEASURES MAY FAIL

     Problems caused by third parties could lead to interruptions, delays or cessation of our proposed streaming video broadcasts. Inappropriate use of the Internet by third parties could also potentially jeopardize the security of confidential information which could deter certain foreignTV.com viewers from making click-through e-commerce purchases, thereby adversely impacting a potentially significant source of our anticipated revenue. We cannot assure investors that users of our programming or persons clicking through to e-commerce businesses from our network will not assert claims of liability against us as a result of any such failures or breaches. Further, until more comprehensive security technologies are developed, the security concerns of actual and potential users may inhibit the growth of the Internet service industry in general and our revenue prospects in particular.


THE YEAR 2000 ISSUE COULD ADVERSELY
AFFECT OUR PROPOSED OPERATIONS

     The Year 2000 issue is the result of computer programs only being able to use two digits rather than four to define the applicable year. Thus, date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations, causing disruptions of operations, including, among others, a temporary inability to process transactions, send invoices or engage in similar normal business activities. We have reviewed our existing systems and we have determined that there are no significant Year 2000 issues that need to be addressed. As we have not as yet established strategic relationships with any Internet service providers or streaming video broadcast "hosts," we are unable to predict the extent to which the Year 2000 issue will affect their rendition of services on our behalf. We will seek representations from these as well as from any other third party hardware or software supplier that their respective service or product offerings are Year 2000 compliant.


WE WILL HAVE DISCRETION TO USE A
SIGNIFICANT PORTION OF THE NET OFFERING PROCEEDS

     We will retain discretion over how to use a significant portion ($2,609,800) of the net proceeds of this offering if all of the units are sold. We have not identified specific uses for these proceeds, but we intend to use them for general corporate purposes, which may include working capital expenditures and officers' salaries. However, because of the number and variability of factors that determine our use of the net proceeds of this offering, we cannot assure investors that these applications will not vary substantially from our current intentions. Pending this utilization, we intend to invest the net proceeds of this offering in short-term investment grade and government securities.


THE BOOK VALUE OF YOUR COMMON STOCK WILL BE
SUBSTANTIALLY DILUTED IN THIS OFFERING

     The public offering price of the common stock component of the units (assuming no value is assigned to the warrant component) will be substantially higher than the pro forma tangible book value per share of outstanding common stock. Purchasers of common stock in this offering will therefore experience immediate and substantial dilution in tangible book value per share, and the existing stockholders will receive a material increase in the tangible book value per share of their shares of common stock. The dilution to investors in this offering will be $5.50 per share assuming the minimum number of units are sold and $5.08 per share assuming all of the units are sold.


THE LARGE NUMBER OF SHARES OF COMMON STOCK
AVAILABLE FOR FUTURE SALE COULD ADVERSELY
AFFECT THE PRICE OF OUR PUBLICLY TRADED COMMON STOCK

     Upon completion of our offering, we will have 9,150,000 shares of common stock outstanding if the minimum number of units are sold and 10,000,000 shares of common stock outstanding if all of the units are sold, of which 8,300,000 shares will be "restricted shares."

     The 850,000 shares (or 1,700,000 shares if all of the units are sold) of common stock sold in this offering will be freely tradeable without further restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except for shares by our affiliates (as this term is defined in the Securities Act), which will be subject to the limitations of Rule 144 ("Rule 144") under the Securities Act. Subject to certain contractual limitations, holders of restricted shares generally will be entitled to sell these shares in the public securities market without registration either pursuant to Rule 144 or any other applicable exemption under the Securities Act.


CERTAIN ANTI-TAKEOVER PROVISIONS

     Our Board of Directors has the authority to issue up to 5,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting right, of these shares without approval of our stockholders. Any future issuance of shares of preferred stock could delay, defer or prevent a change in control of foreignTV.com, may discourage bids for the common stock at a premium above the market price of the common stock, and may adversely affect the market price of, and the voting and other rights of, the holders of common stock. We have no present plans to issue any shares of preferred stock.

     We are also subject to certain provisions of Delaware law that could have the effect of delaying, deferring or preventing a change of control of foreignTV.com, including Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder unless certain conditions are met.


THE MARKET PRICE OF OUR COMMON STOCK AFTER
THIS OFFERING MAY BE VOLATILE

     The market price of our securities following this offering may be highly volatile as has been usual with the securities of other small capitalization companies and Internet stocks in general. Factors such as our operating results, announcements as to technological developments and various factors affecting streaming technology and the Internet industry in general may have a significant impact on the market price of our securities. In addition, in recent months the stock market has experienced a high level of price and volume volatility, especially with respect to

Internet stocks, and the market prices for the securities of many companies (particularly of small and emerging growth companies) which trade in the over the counter market have experienced high price fluctuation which have not necessary been related to the operating performance of such companies.


RISK OF LOW PRICED STOCK

     If the trading price of our common stock was to fall below $5.00 per share, trading in our securities would be subject to the requirements of the penny stock rules promulgated by the Securities and Exchange Commission ("SEC"). Such rules require the delivery prior to any penny stock transaction of a disclosure schedule explaining the penny stock market and all associated risks and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally defined as institutions or an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with the spouse). For these types of transactions the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our common stock which could severely limit its market price and liquidity.


WE ARE UNLIKELY TO PAY DIVIDENDS

     We have not paid any dividends on our common stock to date. The payment of future dividends, if any, will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any such dividends will be within the discretion of the Board of Directors. The Board of Directors presently intends to retain all earnings, if any, for use in our business operations. Accordingly, we do not anticipate declaring any dividends in the foreseeable future.


WE WILL CONTINUE TO CONTROL OUR AFFAIRS

     Upon completion of this offering and assuming the sale of the minimum number of units, our current stockholders, including our officers and directors, collectively, will own approximately 91% of the then-issued and outstanding shares of our common stock (83% if all of the units are sold). Stockholders are not entitled to cumulate their votes for the election of directors. Accordingly, it is likely that the current stockholders will be able to elect all of the members of the Board of Directors and otherwise direct our affairs.


OTC BULLETIN BOARD

     We expect the units, common stock and warrants will be traded in the over-the-counter market. We anticipate that they will be quoted on the OTC Bulletin Board, an NASD sponsored and operated inter-dealer automated quotation system for equity securities not included in The Nasdaq Stock Market, as well as in the NQB Pink Sheets published by National Quotation Bureau Incorporated. The OTC Bulletin Board was introduced as an alternative to "pink sheet" trading of over-the-counter securities. Although we believe that the OTC Bulletin Board has been recognized by the brokerage community as an acceptable alternative to the NQB Pink Sheets, we cannot assure investors that the liquidity and prices of our securities in the secondary market will not be adversely affected.

     If we satisfy the minimum listing requirements, either upon the sale of all or substantially all of the units, we will seek to list the units, as well as our common stock and warrants, on The Nasdaq SmallCap Market. We can offer no assurance to investors that we will be able to achieve such listing requirements upon either the sale of all or substantially all of the units or at any future time.


CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION
REQUIRED IN CONNECTION WITH EXERCISE OF WARRANTS

     We will be able to issue shares of our common stock upon exercise of the warrants only if there is a then-current prospectus relating to the common stock issuable upon the exercise of the warrants under an effective registration statement filed with the SEC, and only if such common stock is qualified for sale or exempt from qualification under applicable state securities laws of the jurisdictions in which the various holders of warrants reside. Although we have agreed to use our best efforts to meet such requirements, we cannot assure investors that we will be able to do so. The warrants may be deprived of any value and the market for the warrants may be limited if a then current prospectus covering the common stock issuable upon the exercise of the warrants is not effective pursuant to an effective registration statement or if such common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.


                                USE OF PROCEEDS

     We anticipate that the net proceeds from the sale of the minimum number of units, after deducting underwriting commissions and other expenses of this offering, will aggregate $4,356,000 ($8,867,000 if all of the units are sold). We currently intend to use such net proceeds for the following purposes:


                                           Minimum                  Maximum
                                           -------                  -------

Development and establishment
 of network sites                    $  300,000    (6.9%)   $  600,000     (6.8%)
Establishment of foreign-based
 "content" bureaus and
 development of programming           2,000,000   (45.9%)    4,000.000    (45.1%)
Network promotion and advertising       200,000    (4.6%)    1,500,000    (16.9%)
Payment of license fees to
 affiliated persons or entities(1)      157,200    (3.6%)      157,200     (1.8%)
Working capital and general
 corporate purposes, including
 payment of officers'
 salaries                             1,698,800   (39.0%)    2,609,800    (29.4%)
                                     ----------  -------    ----------   -------
                                     $4,356,000  (100.0%)   $8,867,000   (100.0%)
                                     ==========  =======    ==========   =======

_______
(1) Represents payment of license fees to affiliated persons or entities for a period of two years from the date of this prospectus.



     The foregoing represents our best estimate of our use of the net proceeds from the sale of units, based upon our present planning, Internet industry conditions and our estimated future revenues and expenditures. We may change our intended use of such net proceeds in response to unanticipated events such as increased expenses, accelerated growth or stronger than anticipated competition, which may cause us to redirect our current priorities and re-allocate or use portions of such net proceeds for other purposes.

     We anticipate that the net proceeds that we will receive from the sale of the minimum number of units will be adequate to fund our currently proposed activities for at least 18 months. Pending our use of such net proceeds, we intend to invest such net proceeds in short-term, investment grade, interest-bearing instruments.

                                    DILUTION

     The difference between the public offering price per share of our common stock (assuming no value is attributed to the warrants included in the units) and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing our net tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of common stock.

     At December 31, 1998 and after giving retroactive effect to our sale in January 1999 of 8,300,000 shares of our common stock at $.01 per share, or an aggregate of $83,000, our net tangible book value was $83,000, or $(.01) per share of common stock. After giving effect to the sale of a minimum of 850,000 and a maximum of 1,700,000 shares of common stock included in the units, less the estimated expenses of this offering, our pro forma net tangible book value at December 31, 1998 would have been $4,622,000, or $.50 per share if the minimum number of units is sold or $9,161,000 or $.92 per share if the maximum number of units is sold, representing an immediate increase in our net tangible book value of $.49 per share (minimum) and $.91 per share (maximum) to current stockholders and an immediate dilution of $5.50 per share (minimum) and $5.08 per share (maximum) to new investors. The following table illustrates the foregoing information with respect to dilution to new investors on a per share basis (assuming no value is attributed to the warrants included in the units):

                                                   Minimum      Maximum
                                                   -------      -------

Public offering price.........................   $     6.00   $     6.00
  Net tangible book value before offering        $   83,000   $   83,000
  Increase attributable to new investors         $4,539,000   $9,078,000
Pro forma net tangible book value after
  offering                                       $4,622,000   $9,161,000
Dilution to new investors                        $     5.50   $     5.08


     The following table sets forth, with respect to our current stockholders and new investors, a comparison of the number of shares of common stock acquired from us, the percentage ownership of such shares, the total consideration paid, the percentage of total consideration paid and the average price per share (1):


               Shares Purchased    Percentage                         Total Consideration
             --------------------  -----------                       ---------------------              Average Price
                    Amount                                         Amount               Percent           Per Share
             --------------------                            -------------------  -----------------   -------------------
             Minimum     Maximum   Minimum     Maximum       Minimum   Maximum    Minimum   Maximum   Minimum     Maximum
             -------     -------   -------     -------       -------   -------    -------   -------   -------     -------

Existing
Stock-
holders      8,300,000  8,300,000      90.7%     83.0%        $83,000    $83,000      1.6%      0.8%    $0.01      $ .01

New
Investors      850,000  1,700,000       9.3%     17.0%    $5,100,000 $10,200,000     98.4%     99.2%    $6.00      $6.00
             --------- ----------    --------  -------     --------- -----------   --------   -------
Total        9,150,000 10,000,000     100.0%    100.0%     5,183,000 $10,283,000    100.0%    100.0%

-------------
(1) Does not include the issuance of up to 2,440,000 shares of our common stock which we have reserved for issuance upon future exercises of options and warrants.

                                 CAPITALIZATION

     The following table sets forth our capitalization at December 31, 1998 and as adjusted to give effect to the sale of the units and the application of the estimated net proceeds derived from the sale of the minimum and maximum number of units offered by this prospectus.

                                     Actual(1)         As Adjusted(1)(2)
                                  -----------        ---------------------
                                                     Maximum       Minimum
                                                     -------       -------

Stockholders' equity:

   Preferred Stock, $.01
     par value, 5,000 shares
     authorized;  -0- shares
     issued and outstanding             -              -           -

   Common Stock, $.01 par value,
     30,000,000 shares authorized;
     8,300,000 shares issued and
     outstanding; 9,150,000 and
     10,000,000 shares issued and
     outstanding, as adjusted        $  83,000   $    91,500   $   100,000
                                     ---------   -----------   -----------
                                        83,000        91,500       100,000

   Capital in excess of par value         -0-      4,530,500     9,061,000


   Accumulated deficit                   (-0-)   $    -0-      $     -0-
                                     ---------   -----------   -----------

Total stockholders' equity           $  83,000   $ 4,622,000   $ 9,161,000
                                     =========   ===========   ===========

---------------
(1) Assumes our receipt as of December 31, 1998 of the proceeds from our sale in January 1999 of 8,300,000 shares of our commom stock at a price of $.01 per share, or an aggregate of $83,000.

(2) Does not include up to 2,440,000 shares of our common stock that we have reserved for issuance upon future exercises of options and warrants.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     We are in a developmental stage. We have not generated any revenues to date. Our entire activity since our inception has been to prepare for our proposed fundraising through an offering of our equity securities.

     We will be unable to begin our proposed operations unless and until we are able to sell a minimum of 850,000 units. We expect to receive net proceeds from such sale of approximately $4,356,000, which we intend to primarily utilize for the development and establishment of two network sites, for the establishment of a like number of "content" bureaus and for program development, as well as for the other purposes set forth under "Use of Proceeds" elsewhere in this prospectus.

     If we are able to sell all of the units, we expect to receive net proceeds of approximately $8,867,000, which we intend to primarily utilize for the development and establishment of two additional network sites, or a total of four such sites, as well as for the establishment of a like number of "content" bureaus. We will also substantially increase our expenditures to promote our proposed foreignTV.com network in an effort to develop advertising revenues and e-commerce tie-in commissions.

     Our business plan, which assumes that we will not derive any significant revenues from either advertising sales or e-commerce for at least 12 months after our first sale of units, contemplates that the net proceeds that we expect to receive from the sale of a minimum of 850,000 units should be sufficient to sustain our proposed operations for at least 18 months after our receipt of such net proceeds.

                               PROPOSED BUSINESS


foreignTV.com
-------------

     We aim to become a leading Internet broadcaster, initially specializing in the origination of compelling international content, which we believe is not currently available in a similar format on the Internet. We propose to develop a network of Internet web sites, utilizing geographic location-specific domain names that we have licensed for our exclusive use for an initial term of 25 years, to offer viewers foreign newscasts and other programming produced in various locations worldwide. Each site, or "channel," on our proposed foreignTV.com network, which will be accessible either directly by its own domain name or through a link on the foreignTV.com home page, will offer original programming, in English, of local events, politics, entertainment, business and culture, with a strong human interest appeal to provide viewers with a sense of what it is like to not only visit but actually live and work in that particular location. Each site will have its own content bureau, which will employ reporters, anchors and producers who will develop and produce the content for that site. Ultimately, we intend to create additional channels for locations in the United States and for special interest programming.

     Our programming will be viewable on the Internet by means of currently available streaming video technology, which allows a viewer to watch live or on-demand programming without the time consuming demands of downloading video directly onto the viewer's computer hard drive. As streaming technology is perfected, we anticipate that watching a program on the foreignTV.com network will be similar to watching a program on network or cable television.

     We expect to offer a comprehensive, informative and entertaining experience, which will enable a visitor to our proposed parisTV.com web site, for instance, to view an exclusive video news report about current events in Paris, produced in Paris but in English and from an American-style human interest angle; watch an interview with a local personality; go on a video tour of the streets of Paris; preview an award-winning French film; or buy the latest novel or non-fiction book about Paris, sample and purchase French music or make airline, hotel, and restaurant reservations through e-commerce tie-ins.

     We will not own the broadcasting technology used to transmit our content over the Internet. Rather, we intend to license such technology from streaming media broadcast hosts, and contract with Internet service providers for network support.

Industry Background
-------------------

     The Internet

     The Internet is a global web of computer networks. Developed over 25 years ago, this "network of networks" allows any computer attached to the Internet to talk to any other using the Internet Protocol. The Internet has traditionally been subsidized by the U.S. federal government. As the number of commercial entities that rely on the Internet for business communications and commerce has increased, the level of federal subsidies has significantly diminished, and funding for the Internet infrastructure and backbone operations has shifted primarily to the private sector. Further, the Internet has historically been used by academic institutions, defense contractors and government agencies primarily for remote access to host computers and for sending and receiving e-mail.

     Individuals are connecting directly to the Internet through Internet access services such as those provided by MCI, NETCOM, Performance Systems International, Inc. ("PSI"), and UUNET Technologies, Inc. ("UUNET"). These services are growing as easy-to-use software package make accessing the Internet as easy as getting onto the popular on-line services. To compete with these direct Internet access providers, consumer on-line services including America On-line, Inc.("AOL"), CompuServe, Inc. ("CompuServe"), and Prodigy Services Co. ("Prodigy"), have also introduced Internet access gateways for their existing subscribers. With these gateways, the on-line services effectively become large Internet "on-ramps," bringing large numbers of subscribers onto the Internet.

     World Wide Web

     Much of the recent growth in Internet use by businesses and individuals has been driven by the emergence of a network of servers and information available on the Internet called the World Wide Web ("Web"). The Web, based on a client/server model and a set of standards for information access and navigation, can be accessed using software that allows non-technical users to exploit the capabilities of the Internet. The Web enables users to find, retrieve and link information on the Internet in a consistent way that makes the underlying complexities transparent to the user. Electronic documents are published on Web servers in a common format described by the Hypertext Markup Language ("HTML"). Web client software can retrieve these documents across the Internet by making requests using a standard protocol called Hypertext Transfer Protocol ("HTTP").

     The proliferation of Web clients has created significant demand for software to enable Internet servers and private servers on corporate networks to function as Web servers. These servers are used by organizations to offer their products and services on the Internet and to publish confidential company information to employees inside the enterprise. Web usage is expected to be further fueled by advances in Web client, server and application software, in concert with technological developments that drive cost reductions and performance enhancements.

     Internet Commerce

     The Internet provides organizations and individuals with new means to conduct business. Commercial uses of the Internet include business-to-business and business-to-consumer transactions, product marketing, advertising, entertainment, electronic publishing, electronic services and customer support. The Internet offers a new and powerful medium for traditional retail and mail order businesses to target and manage a wider customer base more rapidly, economically and productively. We believe that only a small fraction of this retail business is currently conducted electronically but we expect it to grow substantially. Another important application for Internet commerce is electronic publishing through advertiser supported and fee-based Internet services. Electronic publishing offers substantial savings as compared to publishing on paper or computer discs. In addition, Web software permits the publishing of audio files and video clips as well as text and graphical data.

     In addition to retailers and publishers, other new businesses are appearing on the Web as it provides access to a growing base of home, business and education customers. Financial service institutions are providing on-line banking information, stock information and trading services. Companies from many industries are publishing product and company information to their channel partners and customers, providing customer support via the Web, allowing customers to immediately buy products on-line, and collecting customer feedback and demographic information interactively.

Streaming Technology
--------------------

     Until quite recently, all Internet sites were text-based with little or no movement or sound. It was possible to view a video clip, but it required downloading the video onto the viewer's computer. Technology introduced in 1995 called "streaming" changed this by introducing sound, video and animation to sites all over the Internet, either as "on demand" or live broadcasts.

     Streaming addresses three major problems that downloading multimedia files onto a viewer's computer are plagued with:

     . the entire file needs to be downloaded before the viewer can play back the file.
     . lack of sufficient bandwidth (the term used to express a system's data carrying capacity).
     . some content developers do not want their multi-media files to be downloaded and stored. Streaming addresses copyright issues because the files cannot be downloaded.

     Downloading

     Streaming reduces the time a viewer needs to wait while an audio or video digital file is downloaded onto the viewer's computer. Before streaming technology, a viewer wishing to watch a video clip while on the Internet had to download the entire file before any part of it could be viewed. For a PC owner using a 28.8kbs narrow bandwidth modem, the most common speed of household PC modems, it could take between 5-10 minutes to download a 30 second to one minute (500k-1MB) audio file or a 5 seconds to 45 second (500K-3MB) video file. Larger files would take even longer to download, during which time the viewer was left to do nothing else but watch a status meter. When a user opens or accesses an audio or video file that uses streaming technology, a portion of the data is first downloaded into a "buffer," usually in a matter of seconds. When the buffer is full, the data starts to play from the buffer, while additional data is continuously downloaded to keep the buffer full.

     Technology

     Streaming multimedia is created by taking standard video tape formats and digitizing and compressing the information using encoder software on a Pentium-class PC. The final product - a digital file - is then placed on a server where a user can link to it using streaming software.

     Although software is required to view streaming video, many browsers now come with built in players. Additionally, programs such as RealNetwork's RealPlayer(R) or Microsoft's Windows Media Player(TM) (formerly Netshow(R)) which play streaming multimedia clips, can be downloaded from the Internet for free. It is estimated that more than 40 million users have downloaded these and similar programs since 1996. The technology has advanced to the point where the quality of audio streaming over a 28.8kbps modem, such as listening to your favorite radio station over the Internet, rivals FM radio and over a T1 line, which is most often found in offices, rivals compact disk quality. Video (which requires much more data to download than audio streaming) can now also be viewed over 28.8kbps modems, although not without legitimate complaints as to quality. T1 lines allow for improved picture quality, however it still does not rival the quality of a television broadcast.

     Streaming technology requires large amounts of bandwidth due to the immense amount of data contained in each video clip. Bandwidth technologies have not yet progressed to the point to implement a full-scale video network allowing a viewer to watch his or her favorite movies or television shows over the Internet, but the Company believes that technological improvements will make that a reality in the near future. Technological improvements to compression, bandwidth and the introduction of multi-casting -where a broadcaster can send a single data stream to a virtually unlimited number of users - will allow streaming video quality, and subsequently, viewers, to increase dramatically. Increased viewers to Internet sites utilizing such technology will give a competitive edge over sites that do not utilize streaming technology.

     Additionally, the introduction of cable modems, which rival the speed of T1 lines, are introducing higher quality streaming videos into people's homes. According to Dataquest, as reported in Wired News, sales of cable modems more than doubled in 1998 and worldwide shipments of cable modems will hit 492,000, up from 214,000 units in 1997. Worldwide shipments are estimated to reach 2.4 million units by 2002. Further advances in PC-based technologies are also increasing the likelihood that streaming video that rivals television picture quality will someday be ubiquitous in people's homes. For instance, Compaq Corporation has recently announced that it will market a PC with pre-installed high speed Internet access equipment, which is being billed as a bid to extend the powers of the Internet to US consumers and to accelerate development of a mass market for high speed Internet use.

     Although the quality of streaming video is not yet comparable with television, the Company believes that most users have positive experiences with or recognize the potential of streaming at this early stage of technology and will continue to use it as the technology matures.

     The Internet as Television

     An additional advantage of streaming multimedia is that it allows a user to view content on his or her own time, not just on television network schedules. The borderless nature of the Internet lets viewers watch what they want when they want it. We believe that once the picture quality improves to rival today's television broadcasts, the average PC user will prefer the convenience and ease of calling up a program over the Internet instead of traditional broadcast or cable television.

     Broadcasting audio and video content over the Internet offers certain other advantages that are not generally available from traditional media sources. Currently available analog technology and government regulations limit the ability of radio and television stations to broadcast beyond certain geographic areas and radios and televisions are not widely used in office buildings and other workplaces, where Internet access has become commonplace.


Our Growth Strategy
-------------------

     We will attempt to create a network of web sites which will broadcast original programming using streaming video technology through the Internet. Each individually accessible web site will also be linked to the foreignTV.com home page, so when a user logs onto foreignTV.com, he or she will have the option of clicking through to any one of our other sites. Each site will deliver content produced in different locations world-wide and will broadcast programming only related to that location. Although the programming will be produced in that specific location, it will be sent back to foreignTV.com's offices for editing and eventual transmittal over the Internet.

     We intend to attract viewers to our foreignTV.com web sites by offering original programming that we believe a viewer presently cannot find anywhere else. According to publications such as the Economist and the New York Times, the current trend in the news media is away from foreign reporting towards domestic, from politics to human interest and from issues to people. We will seek to capitalize on this trend by filling the void left by the US news media with our original, foreign-based programming.

     We believe that in-depth network news coverage of world affairs is diminishing in both quantity and quality; with the exceptions of wars, terrorist incidents, disasters and the like, the sensation-seeking networks are turning away from the world.

This is in part due to a feeling of relative calm following the end of the Cold War as well as a rich-world insularity. Although specific examples of global unrest still prevail, the collapse of southeast Asian and Latin American economies and the Iraqi crisis for example, we believe the inward-bound reflections of the major news networks is continuing. An example of these cutbacks can be seen in the lack of on-the-scene reporting which sacrifices the depth and perspective that only an on-the-scene reporter can give. We believe that the increased competition between journalism and entertainment, along with what appears to be a widespread belief held by producers that American audiences are no longer as interested in daily events happening beyond the United States' borders, is causing a decline of international-oriented news. Americans who require or demand international-oriented news must now turn to new media to satisfy their cravings.

     An additional trend we will seek to capitalize upon is niche programming. Niche programming refers to the concept that as more and more channels are beamed into people's homes, people will no longer watch one-size-fits-all programming and will instead focus on channels that offer a particular subject matter, such as a television station that solely broadcasts golf and golf-related shows.

     We are still in the planning stages of our development and have not as yet created any of the content to be offered on the foreignTV.com network or develop any of the network sites to view such content. We intend to initially develop, establish and operate two foreignTV.com network sites - for locations in London, England and Paris, France - if we are able to sell the minimum number of units, and an additional two sites - which we anticipate will be for locations in Berlin, Germany and Tokyo, Japan - if we are able to sell all of the units.

       We intend to offer access to the foreignTV.com network and its programming free of charge to viewers. Our intention is to derive revenues from the sale of advertising, as well as from commissions arising from e-commerce tie-ins, with the anticipation that such revenues will increase if, as and when we create and offer more programming and more viewers log onto the network.

     Content Bureaus

     We intend to establish content bureaus in principal cities around the world, which will be the equivalent of a foreign news bureau to a broadcast television station. Each foreignTV.com network site will have its own content bureau to provide the original content to be shown on that site.

     Each content bureau will be staffed by qualified Americans or English speaking nationals who have a background in production, journalism or reporting, to produce content under the direction of foreignTV.com's home office in the United States. It is our intention to initially employ four full-time reporter/anchors and one support person for each content bureau, as well as hiring one or more free-lance workers as needed. These reporter/anchors will not only create the programming, either entirely on their own or pursuant to agreements with local production studios, but will also star in the programs, as interviewers, news anchors or hosts. The raw footage created by the reporter/anchors will then be sent back to the Company's main office in New York where it will be edited and formatted for viewing over the Internet.


Licensing of Domain Names
-------------------------

     Domain names are part of Internet addresses. The top level of a domain name (i.e., the last part) indicates what kind of an organization runs the site:
 .com is commercial, .edu is educational, .gov is government and .org is non-profit, and there are approximately 100 other top level domain names that represent the country of origin. The second level of the domain name (preceding the period) is selected by its owner. Domain names are registered with InterNIC Registration Services ("InterNIC"), managed by Network Solutions, Inc.

     License Agreement with
     The Center of Contemporary Diplomacy

     The Center of Contemporary Diplomacy, Inc. (the "Center") is a New York not-for-profit, tax-exempt organization formed in 1997 for the purpose promoting and preserving world peace through public awareness and understanding of diplomacy in international relations. Among the Center's activities is the monitoring and observation of elections in third-world countries and emerging democracies, especially in the Continent of Africa.

     The Center, which is a corporate member of the Council on Foreign Relations based in New York City, was founded by I. William Lane, our Chairman of the Board, and Jonathan Braun, our Vice Chairman and Chief Executive Officer. Dr. Lane is currently serving as the Center's Chairman of the Board and Mr. Braun is the Center's President, respectively. Additionally, Mr. Albert T.

Primo, our President, and Mr. Marc D. Leve, our Vice President-Legal Affairs, Secretary and Treasurer, are officers of the Center. Its web site is "www.centerfordiplomacy.org."

     The Center currently owns the right, which it has licensed to us, to use 91 different domain names that combine prefixes ending in or incorporating the word TV with the .com, .org or .net suffix and 4 domain names that either incorporate the word "channel" or contain a country name in the prefix. As with all Internet addresses, the names are not case sensitive -- the letters TV are capitalized for design purposes only. We believe this library to be the largest of its kind. A listing of these domain names is set forth below (in alphabetical order):

airtravelTV.com                     lisbonTV.com
amsterdamTV.com                     madridTV.com
asiaTVonline.com                    milanTV.com
athensTV.com                        monacoTV.com
australia-TV.com                    mongoliaTV.com
bakuTV.com                          norwayTV.com
beijingTV.com                       osloTV.com
berlinTV.com                        pacificTV.com
bombayTV.com                        palestineTV.com
brazil-TV.com                       panafricanTV.com
brusselsTV.com                      parisTV.com
budapest-TV.com                     polandTV.com
caspianTV.com                       pragueTV.com
copenhagenTV.com                    publicaffairsTV.com
cracowTV.com                        puertoricoTV.com
danishTV.com                        quebecTV.com
davosTV.com                         romeTV.com
denmarkTV.com                       saigonTV.com
diplomacyTV.com                     scandinavianet.com
dublin-TV.com                       scandinaviaTV.com
ecochannel.com                      scandinavianTV.com
europeTV.com                        scotlandTV.com
explorationchannel.com              seoulTV.com
explorationTV.com                   southamericaTV.com
finlandTV.com                       southamericanTV.com
foreignTV.net                       spychannel.com
foreignTV.org                       stockholmTV.com
foreignaffairsTV.com                swedenTV.com
genevaTV.com                        swedishTV.com
globalvillageTV.com                 taipeiTV.com
globalvillageTV.net                 tehranTV.com
globalvillageTV.org                 telavivTV.com
harlemTV.com                        turkishTV.com
havanaTV.com                        tokyoTVchannel.com
helsinkiTV.com                      trinidadTV.com
holylandTV.com                      tuscanyTV.com
hongkong-TV.com                     unitednationsTV.com
icelandTV.com                       veniceTV.com
icelandicTV.com                     viennaTV.com
irelandTV.com                       warsawTV.com
istanbulTV.com                      worldaffairsTV.com
italianTV.com                       worldhistoryTV.com
italy-TV.com                        worldnewsTV.com
jamaica-TV.com                      worldreligionTV.com
korea-TV.com                        worldTVchannel.com
krakowTV.com                        worldTVnetwork.com
london-TV.com                       worldTVonline.com
                                    zurichTV.com

     We anticipate that "TV" incorporated in a domain name, whether in the specific part prior to the "." or the more general term after the ".", ultimately will be recognized as the mark of Internet sites utilizing streaming technology. We therefore believe that our license to use the Center's large collection of such names will afford us the potential to enhance the likelihood of attracting casual Internet viewers to our proposed network sites.

     We have entered into an agreement with the Center which affords us a 25-year exclusive license for unlimited use of these domain names, including the right to sublicense their use to others. This agreement requires us to pay the Center an annual license fee of $600 per domain name for each of the first five years of such 25-year term, increasing by 5% a year thereafter through the 13th year, by 7% per year thereafter through the 21st year, by 10% per year through the 24th year and at a rate of $2,500 per domain name for the final year. These fees are payable to the Center irrespective of whether or not we use any or all of such domain names. The initial annual cost to us will be $57,000, increasing to $237,500 for the final year of this 25-year license.

     In addition, we are obligated to pay the annual maintenance fee for domain names, currently $35 per name, to InterNIC for the 25-year term of this agreement. We are also obligated to indemnify the Center against any and all claims asserted against the Center relating to our use of the domain names.

     The license will automatically renew upon its scheduled expiration for an additional term of 25 years unless we and the

Center otherwise agree, except that we may unilaterally terminate the license at any time by paying the Center a sum equal to (i) the aggregate license fees payable to the Center in the year in which we so terminate the license and (ii) the aggregate license fees we would have been required to pay to the Center in the immediately subsequent year.

     The Center has agreed that for the term of our license, it will not register any further domain names containing the letters "TV" or which states or implies streaming or any other similar aspect of foreignTV.com's proposed business. The Center has also agreed that should it license any further domain names to us for our exclusive use, our license fee shall be equal to the initial registration fee paid by the Center for its rights to such domain names.

     License Agreement with Jonathan Braun

     We have entered into a substantially identical license agreement with Jonathan Braun, our Vice Chairman and Chief Executive Officer, at an initial annual cost to us of $21,600, increasing to $90,000 for the final year of this 25-year license. Mr. Braun currently owns or has the exclusive right to use the following domain names (in alphabetical order):



arthistoryTV.com                        aspenTV.com
beverlyhillsTV.com                      bigeasyTV.com
bluesTV.com                             californiastreaming.com
collegetownTV.com                       emergencyTV.com
hamptonsTV.com                          jacksonholeTV.com
maineTV.com                             manhattanTV.com
martialartsTV.com                       mauiTV.com
medium4.com                             medium4TV.com
multichannelTV.com                      nantucket-TV.com
newenglandTV.com                        nicheTV.com
offroadTV.com                           popcultureTV.com
ruralTV.com                             santafeTV.com
siliconvalleyTV.com                     smalltownTV.com
southbeachTVchannel.com                 streamingUSA.com
swimchannel.com                         swimmingTV.com
taosTV.com                              texasTV.com
vermont-TV.com                          vinyardTV.com
westernTV.com                           wildernessTV.com


     In addition to our efforts to develop the foreignTV.com network, we intend to eventually develop a domestic streaming video network of sites produced in U.S. locations and a special interest streaming video network of sites, which will be similar in structure to the foreignTV.com network. We intend to undertake such development only if and when we are able to complete at least 12 fully-developed foreignTV.com sites, which is subject to the future availability of adequate financing.


Advertising and E-commerce
--------------------------

     Advertising

     We expect to derive our revenues from the sale of advertising space on our network web sites and from commissions to be paid to us by e-commerce businesses for originating click-through sales of their services and products.

     With respect to advertising, we intend to offer prospective advertisers the opportunity to place customized ads on our web sites. Some of the choices we intend to provide include:

     . The ability to brand entire sections of our Web sites which may include rotating and permanent placement of buttons, logos and Web site links, integrated gateway ads, multimedia banner ads and mentions on the foreignTV.com home page and channel home pages.

     . Inclusion in an e-mail newsletter, which we intend to make available on a subscription basis to viewers of our network sites at no cost, containing highlights of upcoming events and new programming.

     . The integration of audio and video into text and graphics banner ads which will play when the user clicks on the banner. We believes that video can increase the impact of a banner ad, which can in turn be sold at a higher cost than traditional banner ads.

     We do not intend to initially employ a direct advertising sales force. Instead, we plan to engage a leading Internet ad sales rep firm, such as the industry leader, DoubleClick Inc.

     E-commerce

     Besides advertising, our other intended source of revenue is from e-commerce tie-ins with e-commerce businesses. We intend to enter into agreements with such businesses in which we would provide direct links to their respective web sites in exchange for commissions to be paid to us upon each sale of their services or products to a buyer who clicked through to such e-commerce businesses from the foreignTV.com network.

     We believe that retail sales over the Internet will grow substantially over the next few years as more people log onto the Internet in general, more services market and sell their services or products on-line and safety concerns about transmitting confidential data are addressed. According to Forrester Research, Inc., world-wide e-commerce sales will reach as high as $3.2 trillion in the year 2003 and on-line travel reservations will produce up to 29.5 billion in revenue in the year 2003. By entering into alliances with e-commerce companies while the industry is young, we hope to grow along with such companies as the industry matures.


Network Promotion
-----------------

     Our marketing efforts will include hiring and training a public relations staff, which will be responsible for news releases targeted to major print and broadcast media, and the production and on-air placement of high-quality, professional video news releases aimed at major-market US and overseas TV stations and cable networks.

     We also intend to market the foreignTV.com network by exchanging banner ads with high-traffic Web sites and develop and distribute free E-mail newsletters to our registered users to highlight upcoming events and content.

     We also intend to enter into strategic relationships with other content providers, key Internet companies, and technology and bandwidth providers, as we believe such relationships may enable us to increase traffic and brand awareness.

     We hope that by gaining share in the market for streaming video at this early stage, the foreignTV.com networks will gain in brand recognition when streaming multimedia becomes more commonplace over the Internet. Greater brand recognition, in turn, may translate into a steadily building user base with great potential value for advertisers, e-commerce companies, other content providers and any company with an interest in attracting and aggregating a growing audience of Internet users.

     In addition, the Center is currently in negotiations to develop and produce a half-hour, weekly foreign affairs cable TV magazine-style program entitled "The World This Week," which it hopes to air on leased access type stations on cable television networks in New York, Washington, DC and select additional markets. The Company intends to utilize this program as a traditional media vehicle for promoting and advertising foreignTV.com and as a tool for creating content for the foreignTV.com network by interviewing international personalities in government, industry and entertainment.


Competition
-----------

     The market for Internet broadcasting is highly competitive and we expect that such competition will continue to intensify. We will compete with:

     . other Web sites, Internet portals and Internet broadcasters that provide content to attract users.

     . on-line services, other Web site operators and advertising networks, as well as traditional media such as television, radio and print, for a share of advertisers' total advertising budgets.

     . local radio and television stations and national radio and television networks for sales of advertising spots.

     We will compete against a variety of businesses that provide content through one or more mediums, such as print, radio, television, cable television and the Internet. Although traditional media companies have not established a significant streaming media presence on the Internet, they may expend resources to establish a more significant presence in the future. To compete successfully, we will have to provide sufficiently compelling and popular content to attract viewers and support advertising intended to reach such users. We believe that the principal competitive factors in attracting Internet users include the quality of service and the relevance, timeliness, depth and breadth of content and services offered.

     We expect competition from on-line services, other Web site operators and advertising networks, as well as traditional media such as television, radio and print for a share of advertisers' total advertising budgets. We believe that the principal competitive factors for attracting advertisers include:

     .    the number of users accessing our Web sites

     .    the demographics of our users

     . our ability to deliver focused advertising and interactivity through our Web sites

     .    the overall cost-effectiveness and value of advertising on our network

     There is intense competition for the sale of advertising on high-traffic Web sites, which has resulted in a wide range of rates quoted by different vendors for a variety of advertising services, making it difficult to project levels of Internet advertising that will be realized generally or by any specific company. Any competition for advertisers among present and future Web sites, as well as competition with other traditional media for advertising placements, could result in significant price competition.

     We also expect to compete for traditional media advertising sales with national radio and television networks, as well as local radio and television stations. Initially, local radio and television content providers and national radio and television networks in virtually all instances will have larger and more established sales organizations than us. These companies, initially, will also have greater name recognition and more established relationships with advertisers and advertising agencies than us. Such competitors may be able to undertake more extensive marketing campaigns, obtain a more attractive inventory of ad spots, adopt more aggressive pricing policies and devote substantially more resources to selling advertising inventory.

       We believe there is no similar content-based network of original international programming that would compete with foreignTV.com. However, there are a number of Internet companies that aggregate and broadcast streaming video and audio, including music, music videos, movie trailers, sports, news and business events. The largest of these companies is broadcast.com, which went public in 1998. Although broadcast.com has exclusive and non-exclusive licences to broadcast a wide range of events, we do not believe we will compete with broadcast.com directly, or any other streaming content provider, based upon subject matter as we are not aware of any other streaming content provider which produces its own programming and focuses on local events, politics, entertainment, business and culture in locations around the world. However, our ability to market our name and services and to differentiate ourselves from broadcast.com and other will have a direct impact on the number of viewers we will be able to obtain. We can give no assurance to investors that broadcast.com or any another streaming media site will not focus internationally to directly compete with foreignTV.com. As the Internet becomes more ubiquitous, and quality streaming content becomes more accessible, there will be additional competitors seeking to broadcast content over the Internet which can detract from foreignTV.com's potential audience.


Intellectual Property
---------------------

     We regard our copyrights, trade secrets and similar intellectual property as significant to our growth and success. We rely upon a combination of copyright and trademark laws, trade secret protection, confidentiality and non-disclosure agreements and contractual provisions with our employees and with third parties to establish and protect our proprietary rights. We have applied for federal trademark protection for "foreignTV.com" and intend to apply for federal trademark protection for all domain names used in the foreignTV.com network. Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in Internet-related industries are uncertain and still evolving. We are unable to assure investors as to the future viability or value of any of our proprietary rights or those of other companies within the industry. We are also unable to assure investors that the steps taken by us to protect our proprietary rights will be adequate. Furthermore, we can give no assurance that our proposed business activities will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against us.


Government Regulation
---------------------

     There are few laws or regulations directly applicable to the Internet. The appeal of the Internet makes it likely, however, that state or national laws may be implemented in the future covering such issues as taxes, intellectual property and property ownership, privacy, defamation and freedom of speech.
Most laws were adopted prior to the advent of the Internet, and their applications are uncertain. Any new law or regulation may have the effect of limiting the use of the Internet and its growth as a new medium to communicate.


Employees
---------

     We do not presently have any employees other than our executive officers. If we are able to sell the minimum number of units, we intend to hire up to four full-time computer programmers, web designers and editors to be based in our New York office and four reporter/anchors and one support person for each content bureau opened overseas.


Facilities
----------

     We presently maintain our executive offices on a rent-free basis in premises of approximately 300 square feet that we share with Y Design, Ltd., a New Media design firm which was founded by Mr. Yeon S. Hong, our Vice President-Creative. If we are able to sell the minimum number of units, we have agreed to reimburse Mr. Hong for his rental costs for these premises (approximately $500 per month) from that time forward until we can locate, lease and occupy approximately 7,000 square feet of office space, which we presently anticipate will be situated in the Borough of Manhattan in New York City, and thereafter through the expiration of Mr. Hong's present lease in August 1999.

                                   MANAGEMENT


Directors and Executive Officers

     Our current directors and executive officers are as follows:



Name                          Age          Position
----                          ---          --------

I. William Lane                76  Chairman of the Board of
                                   Directors

Jonathan Braun                 48  Vice Chairman, Chief
                                   Executive Officer and
                                   Director

Albert T. Primo                63  President and Director

Bruno Finel                    39  Senior Vice President-
                                   European Operations and
                                   Director

Marc D. Leve                   41  Vice President-Legal
                                   Affairs, Secretary,
                                   Treasurer and Director

Yeon S. Hong                   29  Vice President-Creative

Elorian C. Landers             51  Vice President-Corporate
                                   Development



     I. William Lane, PhD has been the Chairman of the Board of Directors of the Company since its inception in December 1998. Dr. Lane has served as a consultant to Lane Labs, a natural medicine company founded upon Dr. Lane's principles and teachings, primarily dealing with cancer research, since 1994.
He has been the Chairman of Cartilage Consultants, Inc., a company that researches and provides consulting services for the use of shark cartilage and other natural medicines, since 1989. Dr. Lane is also Chairman of the Center. Dr. Lane received his B.S. and Masters in Nutritional Science from Cornell University and his PhD. in Agricultural Biochemistry and Nutrition from Rutgers University.

     Jonathan Braun founded and has served as Vice Chairman and Chief Executive Officer of the Company since its inception. From 1995 to 1997, Mr. Braun was the President of Marinex Multimedia

Corporation, a CD-rom publishing and Internet content provider company. From 1991 to 1995 Mr. Braun was the President of Marinex, Inc., a public relations firm he founded. Mr. Braun began his career as a journalist working for such publications as Parade Magazine, The Jewish Week, and the New York Daily News and currently serves on the editorial board of Midstream, a monthly journal specializing in Israel and the Middle East. Mr. Braun received his Masters of Science from The Columbia University School of Journalism and his B.A. in Political Science from the City College of New York, where he graduated Phi Beta Kappa and magna cum laude. Mr. Braun is also President of the Center.

     Albert T. Primo has been a director and the President of the Company since its inception. Mr. Primo is the President of Primo Newservice, a company that has provided advice to television and cable systems on news production and marketing since 1976, the Executive Producer/Narrator of Sci-Tech TV, a thirty minute TV magazine devoted to science and technology since 1994 and the Executive Producer of Newsworthy, a weekly television feature magazine syndicated to 58 television stations and 1,200 cable systems since 1989. According to articles which have appeared in The Wall Street Journal, USA Today and Advertising Age, Mr. Primo is credited with being the author of the "eyewitness news" format that is currently widely used in the television news industry. He has produced programming and worked in the broadcast industry for over 40 years, including stints as the executive producer of prime-time television specials and investigative news series, the owner of a radio station and a weekly newspaper in Connecticut and the Vice President, News of ABC-TV from 1972 to 1974. He received his B.A. from the University of Pittsburgh.

     Bruno Finel has been a director and Vice President-European Operations of the Company since its inception. Mr. Finel is the Managing Director and principal stockholder of Cablevision, a ten-year old Paris-based company that produces programs for African, French and European television and provides communication and investment counseling on behalf of the governments of Namibia, the Ivory Coast, Togo and Tunisia. In addition, Mr. Finel created and is managing, through Cablevision, the official public information web sites of Namibia, Togo and Tunisia and has created news and information related web sites devoted to Sudan and Tunisia.

     Marc D. Leve has been a director, Vice President-Legal Affairs, Secretary and Treasurer of the Company since its inception. Mr. Leve is, and has been an attorney with Yerushalmi & Associates, LLP, a New York law firm, and its predecessor firm, since 1995. He was an associate at Yerushalmi, Shiboleth, Ysraeli & Roberts, LLP from 1993 to 1995. Mr. Leve has been General Counsel, Vice President, Secretary and a director of the Center since shortly after its inception. Mr. Leve received an LLB in 1984 from Bar Ilan University in Israel. He is admitted to practice law in Israel and in the State of New York.

     Yeon Hong has been Vice President-Creative of the Company since its inception. Mr. Hong is the founder, President and Creative Director of Y Design, Ltd., a New Media design firm that services Fortune 500 companies such as Samsung America and EDS since 1997. Mr. Hong also works as a freelance Art/Creative Director for such companies as Time Warner, MCI, Beverly Hills Polo Club, Barron's Weekly News, Columbia House and Waters Design since 1991. Mr. Hong was Vice President and Creative Director of Marinex Multimedia Corporation from 1994 to 1995. Mr. Hong served as the Creative Director for CBC Media, Inc., where he launched The Web Stop, an Internet portal Web site from 1995 to 1997. Mr. Hong received his BA in Communications Arts from The University of Buffalo and has also studied engineering and computer programming studies from The Rochester Institute of Technology.

     Elorian C. Landers has been Vice President-Corporate Development of the Company since its inception. Mr. Landers is the Managing Partner of South Coast Venture Group, a venture capital firm in Houston, Texas, since 1991 and is a founder and the Acting President of Fyrglas, Inc., an innovator in fiber optic imaged gifts and promotional items. Mr. Landers has over 20 years experience in marketing, advertising and public relations. Mr. Landers received his B.A in Marketing and Advertising from Art Center College in Pasadena, California.

     All of our directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Our directors receive no compensation for serving on our Board of Directors other than reimbursement of reasonable expenses incurred in attending meetings. Officers are elected annually by the Board of Directors and serve at the discretion of the Board.


Executive Compensation
----------------------

     We do not presently pay compensation to any of our officers and directors, although we do reimburse them on an accountable basis for any reasonable expenditures made on our behalf.

     We intend to enter into five year employment agreements with each of Jonathan Braun, Albert T. Primo and Bruno Finel, effective upon the sale of the minimum number of units (retroactive to January 1, 1999 in the case of Mr. Braun), which will require each such person to devote substantially his full time efforts to our affairs and will provide for each to receive an initial minimum base salary of $150,000 per annum, annually increasing thereafter at a rate of not less than 10%. Additionally, each such person will receive a one-time bonus of $25,000 if and when we first achieve profitability.

     Each such employment agreement will also provide for the payment of severance in the event of our termination of employment other than for "cause" in an aggregate lump sum equal to one year's minimum base salary for the affected employee at the rate prevailing at the date of his termination, augmented by a like amount for each year of prior employment (to be appropriately pro-rated for partial years).

     Messrs. Braun, Primo and Finel will also be entitled to participate in such benefit plans, including life insurance, hospitalization, pension or profit-sharing plans, as the company may adopt from time to time. Messrs. Braun, Primo and Finel will also be precluded from entering into the employ of, or investing in (subject to limitations) an Internet company for a period of 2 years following the expiration of their respective employment terms. Mr. Braun will additionally receive a vehicle allowance of $575 per month and we will pay for his office parking.

     We also intend to enter into substantially similar employment agreements with Marc Leve and Yeon Hong upon the closing of the Minimum Offering, which will afford Messrs. Leve and Hong minimum annual compensation levels of $100,000 each. Mr. Leve will additionally be entitled to continue his private law practice, so long as such practice does not conflict with his duties as our Vice President, Secretary and Treasurer. Additionally, pursuant to Mr. Hong's employment agreement, we have agreed, commencing upon our sale of the minimum number of units, to thereafter reimburse Mr. Hong on a dollar-for-dollar basis for the rent currently paid by Mr. Hong's company, Y Design, Ltd., for leased office space that we currently share with such company until the end of the lease term in August 1999.


Stock Option Plan
-----------------

     Our Stock Option Plan ("Plan") was adopted by both our Board of Directors and a majority in interest of our stockholders in January 1999. The Plan provides for the granting of options which are intended to qualify either as incentive stock options ("Incentive Stock Options") within the meaning of
Section 422 of the Internal Revenue Code of 1986 or as options which are not intended to meet the requirements of such section ("Nonstatutory

Stock Options"). The total number of shares of common stock reserved for issuance under the Plan is 400,000. Options to purchase shares may be granted under the Plan to persons who, in the case of Incentive Stock Options, are our employees (including officers), or, in the case of Nonstatutory Stock Options, are employees (including officers) or non-employee directors.

     Our Plan provides for its administration by our Board of Directors or a committee chosen by the Board of Directors, which has discretionary authority, subject to certain restrictions, to determine the number of shares issued pursuant to Incentive Stock Options and Nonstatutory Stock Options and the individuals to whom, the times at which and the exercise price for which options will be granted.

     The exercise price of all Incentive Stock Options granted under the Plan must be at least equal to the fair market value of such shares on the date of the grant or, in the case of Incentive Stock Options granted to the holder of more than 10% of our common stock, at least 110% of the fair market value of such shares on the date of the grant. The maximum exercise period for which Incentive stock Options may be granted is ten years from the date of grant (five years in the case of an individual owning more than 10% of our common stock). The aggregate fair market value (determined at the date of the option grant) of shares with respect to which Incentive Stock Options are exercisable for the first time by the holder of the option during any calendar year shall not exceed $100,000.

     No options have been granted under the Plan as of the date of this prospectus.



                              CERTAIN TRANSACTIONS


     Each of our executive officers, directors and other initial stockholders acquired their respective shares of our common stock in January 1999 at a price of $.01 per share, or an aggregate of $83,000.

     As discussed elsewhere in this prospectus, we have entered into licensing arrangements for use of certain domain names owned by the Center. Messrs. Lane, Braun, Primo and Leve are officers of the Center. We have also entered into a substantially similar licensing arrangement with Mr. Braun for certain other domain names owned by him. Although we believe that the terms of the respective licensing arrangements are no less favorable to us than those we could have negotiated with persons having no relation to us, these arrangements should be viewed by investors as being non-arms-length in their nature.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth the number and percentage of outstanding shares of our common stock included in both the minimum number of units and in all of the units which we are offering for sale that were owned as of January 31, 1999 and that will be owned following completion of this offering, based on information obtained from the persons named below, by (i) each person known by us to be the owner of more than 5% of the outstanding shares of Common Stock,
(ii) each director and officer and (iii) all officers and directors as a group.



                                                          Percentage of
                               Amount and           Outstanding Shares Owned
                                Nature of        -----------------------------
Name and Address of            Beneficial         Before        After
Beneficial Owner              Ownership(1)       Offering      Offering
-------------------           ------------       --------      --------
                                                             Minimum  Maximum
                                                             -------  -------

I. William Lane                2,700,000         32.5%         29.%    27.0%
80 Woodland Avenue
Short Hills, NJ 07078

Jonathan Braun                 3,100,000         37.3%        33.9%    31.0%
24 Holly Hill Lane
Katonah, NY 10536

Albert T. Primo                  750,000          9.0%         8.2%     7.5%
182 Sound Beach Avenue
Old Greenwich, CT 06870

Bruno Finel                      600,000          7.2%         6.6%     6.0%
15, rue Ambroise Thomas
Paris 75009 France

Elorian C. Landers               500,000          6.0%         5.5%     5.0%
9307 West Sam Houston
     Parkway
Houston, TX 77099

Marc D. Leve                     200,000          2.4%         2.2%     2.0%
264 Lexington Avenue
New York, NY 10016

Yeon Hong                        200,000          2.4%         2.2%     2.0%
622A Bruce Street
Ridgefield, NJ 07657

All officers and directors
as a group (7 persons)         8,050,000         97.0%        88.0%    80.5%

-----------------

(1) Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them.



     Messrs. Lane, Braun and Primo may be deemed to be our "parents" and "promoters", as such terms are defined under the federal securities laws.



                           DESCRIPTION OF SECURITIES

General
-------

     Our authorized capitalization consists of 30,000,000 shares of common stock, par value $.01 per share, and 5,000 shares of preferred stock, par value $.01 per share. As of the date of this prospectus, 8,300,000 shares of common stock are outstanding, held of record by 15 persons. No shares of preferred stock are currently outstanding.


Units
-----

     Each unit consists of one share of common stock and one warrant, each warrant entitling the holder to purchase one share of common stock. The common stock and warrants will become separable and transferable 90 days after the date of this prospectus, or on such earlier date as may be determined by the Underwriter.


Common Stock
------------

     Each stockholder of record is entitled to one vote for each share of our common stock owned by that stockholder on all matters properly submitted to the stockholders for their vote. Our Certificate of Incorporation does not provide for cumulative voting for the election of our directors, with the result that stockholders owning or controlling more than 50% of the shares voted for the election of directors can elect all of the directors. Subject to the dividend rights of holders of preferred stock, holders of common stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available for this purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to receive on a pro rata basis any assets remaining available for distribution after payment of our liabilities and after provision has been made for payment of liquidation preferences to all holders of preferred stock. Holders of common stock have no conversion or redemption provisions or preemptive or other subscription rights. The outstanding shares of common stock are, and the shares of common stock included in the units, when issued and paid for as set forth in this prospectus, will be, fully paid and nonassessable.


Preferred Stock
---------------

     Our Certificate of Incorporation authorizes us to issue 5,000 shares of so-called "blank check" preferred stock having rights senior to our common stock. Our Board of Directors is authorized, without further stockholder approval, to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, redemption terms and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series.

     The issuance of preferred stock may have the effect of delaying or preventing a change of control of the Company. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the voting power or other rights of the holders of Common Stock. We currently have no plans to issue any shares of preferred stock.


Warrants
--------

     Each warrant entitles the holder of record to purchase one share of our common stock at a price of $9.00 per share, subject to adjustment in certain circumstances, at any time until the warrants expire at 5:00 p.m., New York City
time, on       , 2002.

     We may redeem the warrants, in whole and not in part, at our option, at a price of $.05 per warrant at any time after their issuance upon not less than 30 days' prior written notice to the warrantholders, provided that the reported closing bid price of the common stock equals or exceeds $12.00 per share, for the 20 consecutive trading days ending on the third business day prior to our giving notice of redemption to warrantholders. The warrantholders shall have exercise rights until the close of business on the date fixed for redemption.

     The warrants will be issued in registered form under a Warrant Agreement between the Company and American Stock Transfer & Trust Company, as Warrant Agent. We refer you to the Warrant Agreement (which has been filed as an exhibit to the Registration Statement on Form S-1 (of which this prospectus is a part) for a complete description of the terms and conditions of the warrants (their description contained in this prospectus being qualified in its entirety by reference to such Warrant Agreement).

     The exercise price and number of shares of common stock issuable on exercise of the Warrants are subject to adjustment upon the occurrence of certain events such as stock dividends, or a recapitalization, reorganization, merger or consolidation of the Company. However, the warrants are not subject to adjustment for issuances of common stock at a price below their exercise price.

     We have the right, in our sole discretion, to decrease the exercise price of the warrants for a period of not less than 30 days on not less than 30 days' prior written notice to the warrantholders. In addition, we have the right, in our sole discretion, to extend the expiration date of the warrants on five business days' prior written notice to the warrantholders.

     Warrantholders may exercise warrants by surrendering the certificates evidencing warrants on or prior to the warrants' expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of such certificate completed and executed as indicated, accompanied by full payments of the exercise price (by certified check, payable to the Company) to the Warrant Agent for the number of warrants being exercised. Warrantholders do not have the rights or privileges of holders of common stock.

     Warrants will not be exercisable unless at the time of exercise we have filed with the SEC a current prospectus covering our shares of common stock issuable upon their exercise and such shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the warrantholder desiring such exercise. We will use our best efforts to have all shares so registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the warrants, subject to the terms of the Warrant Agreement. While it is our intention to do so, we cannot assure investors that we will be able do so.

     No fractional shares will be issued upon exercise of the warrants. However, if a warrantholder exercises all warrants then owned of record by him, we will pay to such warrantholder, in lieu of the issuance of any fractional share which is otherwise issuable to such warrantholder, an amount in cash based on the market value of the common stock on the last trading day prior to the exercise date.


Dividends
---------

     We have not paid any dividends on our common stock to date. Our payment of dividends in the future, if any, will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any future dividends will be within the discretion of our Board of Directors. It is the present intention of our Board of Directors to retain all earnings, if any, for use in our business operations and, accordingly, we do not anticipate declaring any dividends in the foreseeable future.


Limitation of Liability
-----------------------

     As permitted by the Delaware General Corporation Law, our Certificate of Incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, relating to unlawful payment of dividends or unlawful stock purchases or redemption of stock or(iv) for any transaction from which the director derives an improper personal benefit. As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

     Our Certificate of Incorporation and Bylaws provide for the indemnification of our directors and officers (and, to the extent authorized by the Board of Directors in its sole and absolute discretion, employees and agents) to the fullest extent authorized by, and subject to the conditions set forth in the Delaware General Corporation Law, except that we will indemnify a director or officer in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by our Board of Directors. The indemnification provided under the Certificate of Incorporation and Bylaws includes the right to be paid the expenses (including attorneys's fees) in advance of any proceeding for which indemnification may be had, provided that the payment of these expenses (including attorneys' fees) incurred by a director, officer, employee or agent in advance of the final disposition of a proceeding may be made only upon delivery to us of an undertaking by or on behalf of the director, officer, employee or agent to repay all amounts so paid in advance if it is ultimately determined that the director or officer is not entitled to be indemnified.

     Under the Bylaws, we have the power to purchase and maintain insurance on behalf of any person who is or was one of our directors, officers, employees or agents, against any liability asserted against the person or incurred by the person in any such capacity, or arising out of the person's status as such, and related expenses, whether or not we would have the power to indemnify the person against such liability under the provisions of the Delaware General Corporation Law. We currently have no plans to purchase director and officer liability insurance on behalf of our directors and officers.


Delaware Anti-Takeover Law
--------------------------

     We will be subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits publicly held Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. These provisions could have the effect of delaying, deferring or preventing a change of control of the Company or reducing the price that certain investors might be willing to pay in the future for shares of our common stock.


Transfer Agent
--------------

     The transfer agent for our common stock and the warrant agent for our warrants is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

Shares Eligible for Future Sale
-------------------------------

     Upon completion of this offering and assuming the sale of the minimum number of units, we will have 9,150,000 shares of common stock outstanding (10,000,000 shares if all of the units are sold). Of these shares, 850,000 shares (1,700,000 shares if all of the units are sold) will be freely tradeable without restriction or further registration under the Securities Act, except that any shares purchased by our "affiliates" (in general, persons who have a control relationship with the Company) will be subject to limitations of Rule
144. The remaining 8,300,000 shares will be restricted shares under the Securities Act. In addition, all holders of record of 10,000 or more restricted shares are subject to lock-up agreements with the Underwriter which provide that their respective shares cannot be publicly offered for sale absent the
Underwriter's prior consent prior to      , 2002. The Underwriter has advised us
that it has no general policy with respect to the release of shares prior to the end of the lock-up period and has no present intention to waive or modify any of these restrictions.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate of the Company, who has owned restricted shares of common stock beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or, if the common stock is quoted on The Nasdaq Stock Market, the average weekly trading volume during the four calendar weeks preceding the date upon which notice of the sale is filed with the SEC, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. A person who has not been one of our affiliates for at least the three months immediately preceding the sale and who has beneficially owned restricted shares for at least two years is entitled to sell such shares under Rule 144 without regard to any of the requirements described above.

     There has been no market for the common stock prior to this offering. We cannot predict what effect, if any, that either sales of restricted common stock or its availability for sale will have from time to time on then prevailing market prices. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market may adversely affect the market price for such common stock and could impair our ability to raise capital through the sale of our equity securities.


                                  UNDERWRITING

     As of the date of this prospectus, we will enter into an Underwriting Agreement with Westminster Securities Corporation (the "Underwriter"), 19 Rector Street, New York, New York 10006, which will provide that the Underwriter, acting on our behalf as our exclusive agent, will use its best efforts to sell a minimum of 850,000 units on an "all or none" basis. Such minimum number of units must be sold within a period of 90 days from the date of this prospectus, subject to an extension by mutual agreement for an additional period of up to 90 days (plus an additional 10 business days to permit clearing of funds deposited prior to the beginning of such 10-day period), or this offering will be terminated. If the Underwriter successfully sells the minimum number of units, the Underwriter will use its best efforts to sell up to an additional 850,000 units. The Underwriter has made no commitment to purchase any of the units. The Underwriting Agreement also includes provisions providing for its termination by the Underwriter upon the occurrence of certain conditions including, in the opinion of the Underwriter, such adverse market conditions so as to make proceeding with this offering impractical.

     All subscriptions for units are to be made by check payable to CitiBank, N.A., as Escrow Agent for foreignTV.com,Inc." and, when remitted to the Underwriter, are to be deposited by the Underwriter by noon of the next business day following receipt in an escrow account with CitiBank, N.A., 153 East 53rd Street, New York, New York 10043, as Escrow Agent, pursuant to the terms of an Escrow Agreement entered into by us, the Underwriter and the Escrow Agent. During the subscription period, subscribers for units will not be entitled to a return of their subscriptions. If payment for the minimum number of units is not deposited with the Escrow Agent within the subscription period, all escrowed funds will be promptly returned to subscribers, with interest. If payment for the minimum number of units is deposited with the Escrow Agent within the subscription period, such funds will be paid to us, less commissions and expense reimbursements payable to the Underwriter. Until such time as the proceeds from the sale of units are actually received by us and certificates evidencing the common stock and warrants comprising the units delivered to purchasers, such purchasers will be deemed subscribers and not securityholders.

     Subject to the sale of the minimum number of units, we have agreed to pay the Underwriter a cash commission of $.54 for each unit sold. In addition, we have agreed to pay the Underwriter a non-accountable expense allowance of two percent (2%) of the gross proceeds from the sale of the units and to pay all expenses in connection with qualifying the units and their underlying securities under the laws of such states as the Underwriter may reasonably designate.

     The Underwriter has advised us that it proposes to offer the units to the public at the public offering price set forth on the cover page of this prospectus. The Underwriter has the right to offer the units through members of the National Association of Securities Dealers, Inc. ("NASD") and to foreign dealers who agree to be bound by the NASD's Rules of Fair Practice and may pay such dealers concessions for units sold by them as the Underwriter may determine. The Underwriter has informed us that it does not expect sales to its discretionary accounts to exceed five percent of the minimum number of units.

     The Underwriter may sell a substantial portion of the units to purchasers who reside outside the United States. The effect of any such sales may decrease the size and scope of the domestic market for the units and their component securities, thereby limiting their liquidity.

     We have agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act.

     We have granted the Underwriter the right for a period of 3 years from the date of this prospectus to have a representative of the Underwriter present at all meetings of our Board of Directors. Such representative will be entitled to receive the same notices and communications sent by us to our directors and to attend directors' meetings, but will not be entitled to vote at any such meetings. John O'Shea, the Underwriter's President, will serve as the Underwriter's representative.

     We have engaged the Underwriter to act as our exclusive solicitation agent in connection with the exercise of the warrants. Upon the exercise of the warrants more than one year after the date of this prospectus, and to the extent not inconsistent with the guidelines of the NASD and the Rules and Regulations of the SEC, we have agreed to pay the Underwriter a commission equal to 3% of the proceeds received by us from the exercise of the warrants. However, we will pay no compensation to the Underwriter in connection with the exercise of the warrants if (a) the market price of the underlying shares of common stock is lower than the exercise price, (b) the warrants are held in a discretionary account, or (c) the warrants are exercised in an unsolicited transaction. In addition, absent an exemption afforded by the provisions of Regulation M under the Exchange Act, the Underwriter will be prohibited from engaging in any market making activities or solicited brokerage activities with regard to any of our securities until the later of the termination of such solicitation activity or the termination by waiver or otherwise of any right the Underwriter may have to receive a fee for the exercise of the warrants following such solicitation. The Underwriter may employ subagents for such solicitation activity.

     In connection with this offering, we have agreed to sell to the Underwriter, at nominal cost, an option to purchase up to 170,000 units. These units are substantially identical to those being publicly offered by us except that the warrants comprising a part of these units cannot be redeemed. Further, the Underwriter's units are exercisable initially at $6.60 per unit for a period of four years commencing one year from the date of this prospectus. The exercise price of these units may be adjusted upon the occurrence of certain events, including any recapitalization, reclassification, stock dividend, stock split, stock combination or similar transaction. We have agreed to use our best efforts to maintain an effective registration statement with respect to the underwriter's units and their underlying securities. In addition, the holders of these units have been granted certain demand and "piggy back" registration rights under the Securities Act for periods of 3 and 4 years, respectively, from the date of this prospectus with respect to those securities directly and indirectly issuable upon exercise of the units.


Pricing of this Offering
------------------------

     Prior to this offering there has been no public market for any of our securities. Accordingly, the public offering price of the units and the terms of the warrants was determined by negotiation between us and the Underwriter. Among the factors considered in determining the public offering price were:

     .  Estimates of our business potential;

     . Prevailing market conditions in the U.S. economy and in the industry in which we propose to compete;

     . The market capitalization and stages of other companies which the Underwriter believes to be comparable to us; and

     .  An assessment of our management.


                                 LEGAL MATTERS

     The validity of our securities will be passed upon on our behalf by Cooperman Levitt Winikoff Lester & Newman, P.C., New York, New York ("Cooperman Levitt"). Certain legal matters will be passed upon for the Underwriter by Victor Edwin Stewart, Esq., Ridgewood, New Jersey. Members of Cooperman Levitt beneficially own 40,000 shares of our common stock.

                                    EXPERTS

     The financial statements included in this prospectus have been audited by Martin A. Weiselberg, independent certified public accountant, as indicated in his report with respect thereto, and are included herein in reliance upon his authority as an expert in accounting and auditing in giving said report. Reference is made to said report which includes an explanatory paragraph with respect to the fact that our ability to commence operations is dependent upon, among other factors, the success of this offering or other fundraising activities.


                            ADDITIONAL INFORMATION

     We have filed with the SEC a Registration on Form S-1 (including exhibits, schedules and amendments) pursuant to the Securities Act with respect to this offering of our securities. This prospectus is part of the Form S-1 but does not contain all of the information in the S-1. We refer you to the Form S-1 for further information about the Company, our securities and this offering. Statements in this prospectus about documents filed as exhibits to the S-l are necessarily summaries of these documents, and each of these statements is qualified in its entirety by reference to the copy of the applicable document filed with the SEC. The Form S-1 is available for inspection at the SEC's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site that contains the S-l. The address of the SEC's Internet site is "http://www.sec.gov."

                         INDEPENDENT AUDITOR'S REPORT
                         ----------------------------



TO foreignTV.com,Inc.



     We have audited the accompanying balance sheet of foreignTV.com,Inc. (a corporation in the development stage)as of December 31, 1998, and the related statement of changes in shareholder's equity for the period from November 12, 1998 (date of inception) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of foreignTv.com, Inc. as of December 31, 1998, and changes in shareholders' equity for the period from November 12, 1998 (date of inception)to December 31, 1998 in conformity with generally accepted accounting principles.

    The accompanying financial statements have been prepared assuming that the company will continue as a going concern. As shown in the accompanying financial statements the company is a development stage enterprise with no significant operating results to date. The factors discussed in Note 1 to the financial statements raise substantial doubt as to the ability of the Company to continue as a going concern. Management's plans in regards to those matters are also described in Note 1. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

                               /s/ Martin A. Weiselberg, CPA
                               Martin A. Weiselberg, CPA


January 28,1998
New York, New York
                              foreignTV.com,Inc.

                   (a corporation in the development stage)

                                 BALANCE SHEET

                               DECEMBER 31,1998

                                    ASSETS
                                    ------


Current Assets
  Deferred Offering Costs                        $  6,670
                                                 --------

      Total Assets                               $  6,670
                                                 ========



                     LIABILITIES AND SHAREHOLDERS' EQUITY
                     -------------------------------------


Due To Officer                                      6,670
                                                 --------

  Total Liabilities                                 6,670
                                                 --------

Shareholders' equity
 Preferred Stock, $.01 par value;
   Authorized 5,000 shares,
   issued and outstanding -0- shares                    -

 Common Stock, $.01 par value;
   Authorized 30,000,000 Shares,
   issued and outstanding 8,300,000                83,000

 Additional Paid In Capital                             -
                                                 --------

                                                   83,000

Less Subscriptions Receivable                     (83,000)
                                                 --------

   Total Shareholders Equity                            -
                                                 --------

                                                 $  6,670
                                                 ========


The accompanying notes are an integral part of these financial statements.

                              foreignTV.com,Inc.

                   (a corporation in the development stage)

                 STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

           FOR THE PERIOD FROM NOVEMBER 12, 1998(date of inception)

                             TO DECEMBER 31, 1998



                             Common Stock          Additional      Total
                      -------------------------     Paid In     Shareholders'
                          Shares         Amount      Capital        Equity
                      -------------------------   ------------ -------------


Beginning Balance          -                -            -            -

Issuance Of Common
  Stock for
  Subscriptions          8,300,000    $   83,000  $      -      $    83,000

Less subscriptions
  receivable                             (83,000)        -          (83,000)
Balance at
  December 31,1998       8,300,000    $     -     $      -      $      -
                         =========     =========    ========        ========



The accompanying notes are an integral part of these financial statements.

                              foreignTV.com Inc.

                         NOTES TO FINANCIAL STATEMENTS



1- Organization

foreignTV.com ,Inc. (the "Company"), a Delaware corporation in the development stage, was founded on November 12, 1998. The Company was organized to develop opportunities as an Internet broadcaster specializing in international content not available from other sources. The Company proposes to develop a network of Internet web sites, using domain names that will be licensed or otherwise acquired to offer viewers foreign newscasts and other programming produced in various locations throughout the world.


The Company is currently in the development stage. All activities of the Company to date relates to its formation and proposed fund raising. For the period from November 12, 1998 (date of inception) through December 31, 1998 there were no material operations or cash activities on the part of the Company.

The Company's ability to commence operations is contingent upon its ability to obtain financing through a public offering (the "Proposed Offering") of the Company's common stock. Note 8 Discusses the details of the Prosposed Offering.

Upon completion of the Propsosed Offering the Company will not satisfy the criteria for qualifying its securities in the NASDAQ system. The Company's securities will be traded in the over the counter market. It is anticipated that they will be quoted on the OTC Bulletin Board, an NASD sponsored and operated inter-dealer automated quotation system for equity securities not included on the NASDAQ stock market, as well as in the NQB Pink Sheets published by National Quotation Bureau Incorporated. The OTC Bulletin Board was introduced as an alternative to "pink sheet" trading of over the counter securities. Although the Company believes that the OTC Bulletin Board has been recognized by the brokerage community as an acceptable alternative to the NQB Pink Sheets, there can be no assurance that the liquidity and prices of the Units and their component securities in the secondary market will not be adversely affected.

                              ForeignTV.com Inc.

                         NOTES TO FINANCIAL STATEMENTS


2- Summary Of Significant Accounting Policies


Income Taxes

The Company account for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS")No. 109, " Accounting For Income Taxes" ("SFAS 109"). SFAS 109 requires a company to recognize deferred income tax liabilities and assets for the expected future tax consequences of events that have been recognized in a company's financial statements or tax returns.

Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and the tax basis of assets and liabilities using enacted tax rates in effect in the year in which the differences are expected to reverse. At December 31, 1998 there are no such differences.


Use Of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.


Effect Of Recently Issued Accounting Standards

In June 1997 the Financial Accounting Standards Board ("FASB") issued two new disclosure standards.

SFAS No. 130 ("SFAS No. 130") "reporting Comprehensive Income" established standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investment by owners and distributions to owners.

                              ForeignTV.com Inc.

                         NOTES TO FINANCIAL STATEMENTS

SFAS No. 131 ("SFAS No. 131") "Disclosure About Segments of an Enterprise and Related Information", which supersedes SFAS No.14 "Financial Reporting for Segments of a Business Enterprise", establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public.

Both of these new standards are effective for financial statements for periods beginning after December 15, 1997 and require comparative information for earlier years to be restated. The company's results of operations and financial position will be unaffected by implementation of these new standards.

During February 1998 the FASB issued SFAS No.132 ("SFAS No. 132") "Employers Disclosure about Pensions and Other Postretirement Benefits", which standardizes the disclosure requirements for pension and other postretirement benefits. The adoption of SFAS No.132 in 1998 is not expected to impact the company's current disclosure.


3- Preferred Stock

The Company is authorized to issue preferred stock and to fix the rights, preferences, privileges, and restrictions thereof, including dividend rights, conversion rights, voting rights, redemption terms and liquidation preferences.

4- Supplemental Cash Flow Information

No cash was paid for interest or income taxes for the period from November 12, 1998(date of inception) through December 31, 1998.

Noncash investing and financing activities for the period from November 12, 1998(date of inception) through December 31, 1998 include the following:

   Payment by shareholders
     of offering costs on behalf
     of the Company                                   $  6,670

                              ForeignTV.com Inc.

                         NOTES TO FINANCIAL STATEMENTS

5- License Agreements

The Company entered into two license agreements with related parties for the sole and absolute use of certain Internet domain names. One of the agreements is with an officer and director of the Company and the other is with a not-for-profit organization whose board of directors is substantially identical to that of the Company. The term of the agreements is twenty five years through December 31, 2023 with an additional renewal period of twenty five years thereafter. The agreements require the Company to pay license fees which begin at $600 per domain name and escalate to $2,500 per domain name through the twenty fifth year of the agreement. Thereafter, the fee increase is based on the Consumer Price Index. The agreement with the not-for-profit organization also requires the Company to provide office space, on its premises, for up to four employees of the not-for-profit organization for up to three years.

6-Stock Option Plan

The Company's Board of Directors has approved a stock option plan (the "Plan"). The Plan, which is subject to shareholder approval, provides for issuance of up to 400,000 options (the "Options') to acquire shares of the Company's Common Stock.

The Options are intended to qualify either as incentive stock options ("Incentive Stock Options") within the meaning of Section 422 of the Internal Revenue Code of 1986 or as options which are not intended to meet the requirements of such section ("Nonstatutory Stock Options"). The Options may be granted under the Plan to persons who, in the case of Incentive Stock Options, are key employees (including officers) of the Company or, in the case of Nonstatutory Stock Options, are key employees (including officers) and nonemployee directors of the Company, except that Nonstatutory Stock Options may not be granted to a holder of more than 10% of the total voting power of the Company.

The exercise price of all Incentive Stock Options granted under the Plan must be at least equal to the fair market value of such shares on the date of grant or, in the case of Incentive Stock Options granted to the holder of 10% or more of the Company's Common Stock, at least 110% of the fair market value of such shares on the date of grant. The exercise price of all Nonstatutory Stock Options granted under the Plan shall be determined by the Board of Directors of the Company at the time of grant. The maximum exercise period for which the Options may be granted is ten years from the date of grant (five years in the case of Incentive Stock Options granted to an individual owning more than 10% of the Company's Common Stock). The aggregate fair market value (determined at the date of the option grant) of such shares with respect to which Incentive Stock Options are exercisable for the first time by the holder of the option during any calendar year shall not exceed $100,000

The FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"), which will require companies either to reflect in their financial statements or reflect as supplemental disclosure the impact on earnings and earnings per share of the fair value of stock based compensation using certain pricing models for the option component of stock option plans. As of December 31, 1998, no options have been granted under the Plan. Disclosure, as required SFAS 123, will be made upon the issuance of options.


7- Proposed Initial Public Offering

The Proposed Offering calls for the Company to offer for public sale up to 1,700,000 units (the "Units") at a price of $6.00 per Unit. Each Unit consists of one share of Common Stock, $.01 par value, and one redeemable warrant. Each warrant entitles the holder to purchase from the Company one share of Common Stock at an exercise price of $9.00. The warrants will be exercisable at any time, until they expire three years after the effective date of the Proposed Offering. The warrants may be redeemed by the Company, in whole or in part, at any time upon at least 30 days prior written notice to the registered holders, at a price of $.05 per warrant, provided that the closing bid price of the Common Stock was at least $12.00 for the 20 consecutive trading days ending on the third business day preceding the date of the Company's giving of notice of redemption to the warrantholders, and provided there is then a current registration statement in effect for the shares underlying the warrants.

The Units are being offered for public sale on the Company's behalf by the Underwriter, as the Company's exclusive agent, on a "best efforts, all or none" basis as to the first 850,000 Units and, if such 850,000 Units are sold, on a "best efforts" basis as to the remaining 850,000 Units. The Underwriter has not committed to purchase any of the Units for its own account.

In connection with the Proposed Offering, the Company will sell to the Underwriter, for nominal consideration, warrants to purchase Units (the "Underwriter's Unit Warrants") at the rate of one Underwriter's Unit Warrant for each ten Units sold in the Proposed Offering, up to a maximum of 170,000 Underwriter's Unit Warrants. The units issuable upon exercise of the Underwriter's Unit Warrants are substantially identical to the Units except that they are not redeemable by the Company and expire five years after the effective date of the Proposed Offering. The Underwriter's Unit Warrants are exercisable at $6.60 per unit.

As of December 31, 1998 the Company had recorded deferred charges of $6,670 relating to various expenses incurred in connection with the Proposed Offering. Upon consummation of the Proposed Offering these costs will be charged to equity. Should the Proposed Offering prove to be unsuccessful these deferred costs , as well as any other additional expenses that may be incurred, will be charged to operations.


8 - Contingency

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act. The Company has also agreed to pay to the Underwrite an expense allowance on a non-accountable basis equal to 2% of the gross proceeds derived from the sale of the Units.

================================================================================
  No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied on as having been authorized by the Company or by the Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the Units offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or is unlawful. The delivery of this Prospectus shall not, under any circumstances create any implication that the information herein is correct as of any time subsequent to the date of the Prospectus.

                              ____________________

                               TABLE OF CONTENTS

                                                    Page
                                                    ----

Summary.............................................  3
Risk Factors........................................  8
Use of Proceeds..................................... 23
Dilution............................................ 24
Dividend Policy.....................................
Capitalization...................................... 26
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations...................................... 27
Proposed Business................................... 28
Management.......................................... 45
Certain Transactions................................ 49
Principal Stockholders.............................. 51
Description of Securities........................... 52
Shares Available for Future Sale.................... 57
Underwriting........................................ 57
Legal Matters....................................... 60
Experts............................................. 61
Additional Information.............................. 61
Financial Statements................................F-1

                              --------------------

  Until       , 1999, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealers' obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
================================================================================
================================================================================


                                1,700,000 Units


                              foreignTV.com, Inc.



                              ____________________

                                   PROSPECTUS
                              ____________________



                                  WESTMINSTER
                             SECURITIES CORPORATION



                                     , 1999





================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13.  Other Expenses of Issuance and Distribution

     The following table sets forth various expenses, other than underwriting commissions, which will be incurred in connection with the offering. Other than the SEC registration fee, NASD filing fee and the non-accountable expense allowance of Westminster Securities Corporation (the "Underwriter"), all amounts set forth below are estimates:



                                          Minimum      Maximum

     SEC registration fee               $  7,826.26  $  7,826.26
     NASD filing fee                       3,315.20     3,315.20
     Underwriter's nonaccountable
          expense allowance .            102,000.00   204,000.00
     Blue sky fees and expenses              *            *
     Printing and engraving expenses         *            *
     Legal fees and expenses                 *            *
     Accounting fees and expenses            *            *
     Transfer and Warrant Agent fees         *            *
     NASDAQ listing fee                     N/A           *
     Miscellaneous expenses                  *            *
                                        -----------  -----------

                                        $    *       $    *
                                        ===========  ===========

________
* To be filed by amendment to this Registration Statement.



Item 14.  Indemnification of Directors and Officers

          Article FIFTH of the Certificate of Incorporation of foreignTV.com ("Registrant") provides that Registrant shall indemnify to the fullest extent permitted by Sections 102(b)(7) and 145 of the Delaware General Corporation Law, as amended from time to time, each of its officers and directors, such right to indemnification being expressed in said Article FIFTH as a contractual right, and may so indemnify such other persons that such Sections grant Registrant the power to indemnify. Article

FIFTH of the Certificate of Incorporation of Registrant also provides that no director shall be liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under
Section 174 of the Delaware General Corporation Law or (4) a transaction from which the director derived an improper personal benefit.

          Reference is made to Section 9 of the Underwriting Agreement, which provides for indemnification of the officers and directors of Registrant under certain circumstances.


Item 15.  Recent Sales of Unregistered Securities

          The following sets forth information relating to all securities of Registrant sold by it since November 12, 1998, the date of Registrant's inception, all such sales having occurred in January 1999:



                                          Conside-
                               Number of  ration
      Name                     Shares     Per Share
      ----                     ---------  ---------

Jonathan Braun                 3,100,000      $0.01

I. William Lane                2,700,000      $0.01

Albert T. Primo                  750,000      $0.01

Bruno Finel                      600,000      $0.01

Yeon S. Hong                     200,000      $0.01

Marc D. Leve                     200,000      $0.01

Elorian C. Landers               500,000      $0.01

Junichi Watanabe                  50,000      $0.01

Klaus Kraemer                     50,000      $0.01

Rubin Shur                        20,000      $0.01

Norma Sacks                       20,000      $0.01

E. Gabriel Perle                  60,000      $0.01

Cooperman Levitt
Winikoff Lester &
Newman, P.C.                      40,000      $0.01

Ann Morrell                        3,000      $0.01

Seymour Stauber                    7,000      $0.01


          Exemption from registration under the Securities Act of 1933, as amended (the "Securities Act"), is claimed for the sales of Common Stock referred to above in reliance upon the exemption afforded by Section 4(2) of the Securities Act for transactions not involving a public offering. Each certificate evidencing such shares of Common Stock bears an appropriate restrictive legend and "stop transfer" orders are maintained on Registrant's stock transfer records thereagainst. None of these sales involved participation by an underwriter or a broker-dealer.


Item 16.  Exhibits and Financial Statement Schedules

     (a) The following is a list of Exhibits filed herewith as part of the Registration Statement:

1.1       Form of Underwriting Agreement between Registrant and the Underwriter

3.1       Amended and Restated Certificate of Incorporation of Registrant

3.3       By-laws of Registrant

4.1       Form of certificate evidencing shares of Common Stock

4.2       Form of certificate evidencing Common Stock Purchase Warrant

4.4       Form of Unit Purchase Option between Registrant and the Underwriter

4.5 Form of Warrant Agreement between Registrant and American Stock Transfer & Trust Company, as transfer agent

5.1*      Opinion of Cooperman Levitt Winikoff Lester & Newman, P.C.

10.1      1999 Stock Option Plan

10.2 License Agreement between Registrant and the Center for Contemporary Diplomacy, Inc.

10.3      License Agreement between Registrant and Jonathan Braun

10.4      Form of Escrow Agreement by and among Registrant and CitiBank, N.A.

10.5      Proposed Form of Employment Agreement between Registrant and Jonathan
          Braun

10.6      Proposed Form of Employment Agreement between Registrant and Albert
          Primo

10.7      Proposed Form of Employment Agreement between Registrant and Bruno
          Finel

10.8      Proposed Form of Employment Agreement between Registrant and Marc Leve

10.9      Proposed Form of Employment Agreement between Registrant and Yeon Hong

23.1      Consent of Martin A. Weiselberg & Co.

23.2* Consent of Cooperman Levitt Winikoff Lester & Newman, P.C. (to be included in Exhibit 5.1)

24.1 Power of Attorney (included on the signature page of Part II of this Registration Statement)

27.1     Financial Data Schedule


-------------------
*    To be filed by Amendment to this Registration Statement.

     (b) Financial Statement Schedules.

          None.



Item 17.  Undertakings

     The undersigned registrant hereby undertakes:

     (1) That for purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (a) To include any Prospectus required by Section 10(a)(3) of the Securities Act;

          (b) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in "Calculation of

     Registration Fee" table in the effective registration statement;

          (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (4) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (6) To provide to the Underwriter at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

     (7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to Item 14 of this Part II to the Registration Statement, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 3rd day of February, 1999.

                              foreignTV.com, Inc.


                              By: /s/Marc D. Leve
                                 ----------------------------------
                                    Marc D. Leve
                                    Secretary


                               POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints I. William Lane, Jonathan Braun and Marc
D. Leve, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                               __________________


          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

     Signature                       Title              Date
     ---------                       -----              ----

/s/I. William Lane       Chairman                     February 3, 1999
-------------------
I. William Lane


                         Chief Executive
/s/Jonathan Braun        Officer and Director         February 3, 1999
-------------------
Jonathan Braun

                         President and Director
/s/Albert T. Primo       (Chief Operating Officer)    February 3, 1999
-------------------
Albert T. Primo


                         Vice President-Legal,
                         Secretary, Treasurer
                         and Director
                         (Chief Accounting and
/s/Marc D. Leve          Financial Officer)           February 3, 1999
-------------------
Marc D. Leve


                         Senior Vice President-
                         European Operations and
/s/Bruno Finel           Director                     February 3, 1999
-------------------
Bruno Finel